Exhibit 2.10

EXECUTION VERSION

STUDIO CITY FINANCE LIMITED,

as Company

THE SUBSIDIARY GUARANTORS PARTIES HERETO,

8.500% SENIOR NOTES DUE 2020

INDENTURE

November 26, 2012

DB TRUSTEES (HONG KONG) LIMITED,

as Trustee and Collateral Agent

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Principal Paying Agent, U.S. Registrar and Transfer Agent

and

DEUTSCHE BANK LUXEMBOURG S.A.

as European Registrar

EXHIBITS

Exhibit A	FORM OF NOTE	A-1
Exhibit B	FORM OF CERTIFICATE OF TRANSFER	B-1
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE	C-1
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE	D-1

INDENTURE dated as of November 26, 2012 among Studio City Finance Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), certain subsidiaries of the Company from time to time parties hereto, DB Trustees (Hong Kong) Limited, as Trustee and Collateral Agent, Deutsche Bank Trust Company Americas, as Principal Paying Agent, U.S. Registrar and Transfer Agent, and Deutsche Bank Luxembourg S.A., as European Registrar.

Each party agrees as follows for the benefit of each other and for the other parties and for the equal and ratable benefit of the Holders (as defined herein) of the 8.500% Senior Notes due 2020 (the “Notes”):

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that will be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Account Bank” means Bank of China Limited, Macau Branch and any successor and assignee named pursuant to any document evidencing the Collateral.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is Incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.02 and 4.09 hereof, as part of the same series as the Initial Notes; provided that any Additional Notes that are not fungible with the Notes for U.S. federal income tax purposes shall have a separate CUSIP number than any previously issued Notes, unless the Notes and the Additional Notes are issued with no more than a de minimis amount of original issue discount for U.S. federal income tax purposes, but shall otherwise be treated as a single class with all other Notes issued under this Indenture.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent, Transfer Agent or additional paying agents or transfer agents.

“Applicable Premium” means, with respect to any Note on any redemption date, the greater of:

(1) 1.0% of the principal amount of the Note; or

(2) the excess of: (a) the present value at such redemption date of (i) the redemption price of the Note at December 1, 2015 (such redemption price being set forth in the table appearing in Section 3.07 hereof) plus (ii) all required interest payments due on the Note through December 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over (b) the principal amount of the Note, if greater.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream, Luxembourg that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of this Indenture described in Section 4.15 hereof and/or the provisions described in Section 5.01 hereof and not by the provisions of Section 4.10 hereof;

(2) the issuance of Equity Interests in any of the Company’s Restricted Subsidiaries or the sale of Equity Interests in any of its Subsidiaries; and

(3) any Event of Loss.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(4) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than US$5.0 million;

(5) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(6) an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(7) the sale, license, transfer, lease (including the right to use) or other disposal of products, services, accounts receivable or other current assets in the ordinary course of business (including the construction and development activities) and any sale or other disposition of damaged, worn-out, surplus or obsolete assets in the ordinary course of business;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) any transfer, termination or unwinding or other disposition of Hedging Obligations in the ordinary course of business;

(10) a transaction covered under Section 5.01 or Section 4.15;

(11) the lease of, right to use or equivalent interest under Macau law of that portion of real property granted to Studio City Developments pursuant to the applicable land concession granted by the government of the Macau SAR in connection with the development of the Phase II Project in accordance with such applicable land concession;

(12) a Restricted Payment that does not violate the provisions of Section 4.07 hereof or a Permitted Investment, and any other payment under the CMA or the Reinvestment Agreement and any transactions or arrangements involving contractual rights under, pursuant to or in connection with the CMA or the Reinvestment Agreement or any services agreement and related agreements or arrangements with Excluded Projects, including any amendments, modifications, supplements, extensions, replacements, terminations or renewals thereof;

(13) the (i) lease, sublease, license or right to use of any portion of the Project to persons who, either directly or through Affiliates of such persons, intend to develop, operate or manage gaming, hotel, nightclubs, bars, restaurants, malls, amusements, attractions, recreation, spa, pool, exercise or gym facilities, or entertainment facilities or venues or retail shops or venues or similar or related establishments or facilities within the Project and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements or other rights to use with respect to common area spaces and similar instruments benefiting such tenants of such lease, subleases licenses and rights to use generally and/or entered into connection with the Project (collectively, the “Venue Easements”); provided that no Venue Easements or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project;

(14) the dedication of space or other dispositions of property in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of the Project; provided, that in each case such dedication or other disposition is in furtherance of, and does not materially impair or interfere with the use or operations (or intended use or operations) of, the Project;

(15) the granting of easements, rights of way, rights of access and/or similar rights to any governmental authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to the Project, the real property held by the Company, a Restricted Subsidiary or the public at large that would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Project;

(16) the granting of a lease, right to use or equivalent interest to Melco Crown Gaming for purposes of operating a gaming facility under the CMA or any transactions or arrangements contemplated thereunder;

(17) the grant of licenses to intellectual property rights to third Persons (other than Affiliates of the Company or any Restricted Subsidiary) on an arm’s length basis in the ordinary course of business or to Melco Crown Gaming and its Affiliates in the ordinary course of business;

(18) any sale of Capital Stock of an Excluded Project Subsidiary;

(19) transfers, assignments or dispositions constituting an Incurrence of a Permitted Lien (but not the actual sale or other disposition of the property subject to such Lien); and

(20) any surrender or waiver of contractual rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Bankruptcy Law” means (i) the United States Bankruptcy Code of 1978 or any similar U.S. federal or state law for the relief of debtors, (ii) the provisions of the Code of Civil Procedure of Macau that deal with the placement of a debtor into liquidation, the administration and disposal of its assets, the distribution of the proceeds thereof and the alternatives to such liquidation, or any laws of similar effect, and (iii) those laws included, principally within (but not limited to) the BVI Business Companies Act, 2004 (as amended) and the Insolvency Act, 2007 (as amended) concerning the solvency and insolvency of BVI companies.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Best Price Auction” means an auction intended to achieve the best price for an asset, provided that if the only bidder in such auction is a representative of the Senior Secured Credit Facilities Lenders, the auction will not constitute a Best Price Auction (and subject to, where applicable, the rules and regulations for any such auction set forth under Macau law or by the Macau government).

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than six months from the date of acquisition;

(2) demand deposits, certificates of deposit, time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any commercial bank organized under the laws of Macau, Hong Kong, a member state of the European Union or of the United States of America or any state thereof having capital and surplus in excess of US$500.0 million (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-3” or higher by Moody’s or “A-” or higher by S&P or the equivalent rating category or another internationally recognized rating agency or, with respect to any Notes Account or the Note Debt Service Reserve Account, any bank with which the Company maintains any of the Notes Accounts or the Note Debt Service Reserve Account, including but not limited to Bank of China Limited, Macau Branch and/or any successor thereto appointed pursuant to, the terms of the applicable agreements governing such Notes Account or the Note Debt Service Reserve Account;

(3) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1) and (2) above entered into with any financial institution meeting the qualifications specified in clause (2) above;

(4) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within 12 months after the date of acquisition; and

(5) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (4) of this definition.

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) (other than a Sponsor or a Related Party of a Sponsor);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3) the first day on which MCE ceases to own, directly or indirectly (through a subsidiary), a majority of the outstanding Equity Interests and/or Voting Stock of both the Company and Melco Crown Gaming.

“Clearstream, Luxembourg” means Clearstream Banking société anonyme.

“CMA” means the services and right to use agreement originally dated May 11, 2007 and as amended and restated on June 15, 2012, executed with Studio City Entertainment Limited (formerly named MSC Diversões, Limitada and New Cotai Entertainment (Macau) Limited), a wholly owned indirect subsidiary of the Senior Secured Credit Facilities Borrower, as amended, modified, supplemented, extended, replaced or renewed from time to time, including pursuant to any direct agreement entered into with any agent or security agent of the Senior Secured Credit Facilities Lenders or the analogous parties under any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities in connection therewith.

“Collateral” means all property and assets, whether now owned or hereafter acquired, in which Liens are, from time to time, purported to be granted to secure the Notes pursuant to the Security Documents and which on the Issue Date shall consist of the Note Accounts and any amounts contained therein and the Intercompany Note Proceeds Loan.

“Collateral Agent” means DB Trustees (Hong Kong) Limited.

“Company” means Studio City Finance Limited, and any and all successors thereto.

“Condemnation” means any taking by a Governmental Authority of assets or property, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions actually paid in cash to, or the amount of loss actually funded in cash by, the specified Person or a Restricted Subsidiary of the Person, provided that all Excluded Project Revenues shall be excluded from Net Income;

(2) the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders provided, however, that Consolidated Net Income of the specified Person will be increased by the amount of dividends or similar contributions actually paid in cash (or to the extent converted into cash) to the specified Person or any of its Restricted Subsidiaries that is a Subsidiary Guarantor, to the extent not already included therein;

(3) the cumulative effect of a change in accounting principles will be excluded; and

(4) charges or expenses related to deferred financing fees and Indebtedness issuance costs, including related commissions, fees and expenses, premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off, extinguishment, repurchase, cancellation or forgiveness of Indebtedness will be excluded.

“Construction Completion Date” means the date upon which the Phase I Project has been substantially completed and is open for business (to include the issuance of occupancy certificates for the relevant portions of the Phase I Project and receipt of all necessary operating permits), as determined in accordance with the Senior Secured Credit Facilities and as confirmed in an Officer’s Certificate addressed to the Trustee attaching a certification from the agent under the Senior Secured Credit Facilities that such Construction Completion Date has occurred.

“Construction Completion Long Stop Date” means December 31, 2016, as subsequently amended or extended pursuant to the Senior Secured Credit Facilities.

“Construction Consultant” means Franklin & Andrews (Hong Kong) Limited and its successors and assignees, or such other construction consultant of recognized international standing retained pursuant to the Senior Secured Credit Facilities.

“Construction Opening Long Stop Date” means October 1, 2016, as subsequently amended or extended pursuant to the Senior Secured Credit Facilities.

“Corporate Trust Office of the Trustee” will be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Senior Secured Credit Facilities) or commercial paper facilities, in each case, with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time.

“Credit Facilities Documents” means the collective reference to any Credit Facilities, any notes issued pursuant thereto and the guarantees thereof, and the collateral or other documents relating thereto, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified, in whole or in part, from time to time.

“Custodian” means Deutsche Bank Trust Company Americas, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Credit Facilities” means (a) the Senior Secured Credit Facilities, as amended from time to time, and (b) any other secured Credit Facility (or refinancing or replacement of the Senior Secured Credit Facilities) entered into to finance the Phase II Project, provided that such Credit Facility provides for borrowings in excess of US$100.0 million and is designated by the Company as a Designated Credit Facility (with notification of such designation to the Trustee).

“Disbursement Agreements” means the Note Disbursement and Account Agreement and the Senior Disbursement Agreement.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period), of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5)	any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards; plus

(6)	any goodwill or other intangible asset impairment charge; plus

(7)	Pre-Opening Expenses, to the extent such expenses were deducted in computing Consolidated Net Income; minus

(8)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company will be added to Consolidated Net Income to compute EBITDA of the Company only to the extent that a corresponding amount was included in the calculation of Consolidated Net Income.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public sale or private issuance of Capital Stock (other than Disqualified Stock) of (1) the Company or (2) a direct or indirect parent of the Company to the extent the net proceeds from such issuance are contributed in cash to the common equity capital of the Company (in each case other than pursuant to a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).

“Escrow Agent” means Bank of China Limited, Macau Branch.

“Escrow Agreement” means the escrow agreement among the Company, the Collateral Agent, the Trustee and the Escrow Agent.

“Escrow Account” means a U.S. dollar-denominated escrow account (together with any sub-accounts or related accounts, including for term deposits, established in connection therewith) established by, and in the name of, the Company with the Account Bank in accordance with the Escrow Agreement.

“Euroclear” means Euroclear Bank SA/NV.

“Event of Loss” means, with respect to the Company, any Subsidiary Guarantor or any Restricted Subsidiary of the Company that is a Significant Subsidiary, any (1) Casualty, (2) Condemnation or seizure (other than pursuant to foreclosure) or (3) settlement in lieu of clause (2) above, in each case having a fair market value in excess of US$10.0 million.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds received by the Company subsequent to the Issue Date from:

(1)	contributions to its common equity capital; and

(2)	the issuance or sale (other than to a Subsidiary of the Company or to any Company or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) by the Company of shares of its Capital Stock (other than Disqualified Stock) or a share capital increase;

in each case, designated as Excluded Contributions on the date on which such Excluded Contributions were received pursuant to an Officer’s Certificate, and excluded from the calculation set forth in Section 4.07(a)(D)(ii) hereof.

“Excluded Project Revenues” means an amount equal to the net cash proceeds of any payments received by the Company or a Restricted Subsidiary subsequent to the Issue Date from revenues and receipts, distributions or sale proceeds generated or derived from an Excluded Project.

“Excluded Project Subsidiary” means an Unrestricted Subsidiary established for the purposes of developing, operating or financing an Excluded Project; provided the Indebtedness of such Excluded Project Subsidiary may be guaranteed by the Company or a Restricted Subsidiary to the extent such guarantee would be permitted to be incurred under Section 4.09 hereof.

“Excluded Projects” means projects designated as excluded projects by the Company or a Restricted Subsidiary in accordance with the Senior Secured Credit Facilities or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Company (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the Obligations giving rise to such Fixed Charges will not be Obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges Incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (other than Indebtedness secured by a Lien of the type specified in clause (22) of the definition of “Permitted Liens”), whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Gaming Authorities” means, in any jurisdiction in which Melco Crown Gaming (or any other operator of the casino including the Sponsors or any of their Affiliates) or the Company or any of its Subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency which (a) has, or may at any time after issuance of the Notes have, jurisdiction over the gaming activities of Melco Crown Gaming (or any other operator of the casino including the Sponsors or any of their Affiliates) or the Company or any of its Subsidiaries, or any successor to such authority or (b) is, or may at any time after the issuance of the Notes be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” means all applicable constitutions, treatises, resolutions, laws, regulations, instructions and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities, and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of Melco Crown Gaming (or any other operator of the casino including the Sponsors or any of their Affiliates) or the Company or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Gaming Licenses” means any concession, subconcession, license, permit, franchise or other authorization at any time required under any Gaming Laws to own, lease, operate or otherwise conduct the gaming business of Melco Crown Gaming (or any other operator of the casino including the Sponsors or any of their Affiliates) or the Company and its Restricted Subsidiaries.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes deposited with or on behalf of and registered in the name of the Depository or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01, 2.06(b)(3), 2.06(b)(4), and with Section 2.06(d)(2) or 2.06(f) hereof.

“Governmental Authority” means the government of the Macau SAR or any other territory, nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Incur” means, with respect to any Indebtedness, Capital Stock or other Obligation of any Person, to create, issue, assume, guarantee, incur (by conversion, exchange, or otherwise) or otherwise become liable in respect of such Indebtedness, Capital Stock or other Obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other Obligation on the balance sheet of such Person. Indebtedness or Capital Stock otherwise Incurred by a Person before it becomes a Restricted Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Restricted Subsidiary of the Company. The accretion of original issue discount, the accrual of interest, the accrual of dividends, the payment of interest in the form of additional Indebtedness and the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock shall not be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

Notwithstanding the foregoing, “Indebtedness” will not include (i) any capital commitments, deposits or advances from customers or any contingent obligations to refund payments (including deposits) to customers (or any guarantee thereof), or (ii) obligations of the Company or a Restricted Subsidiary to pay the deferred and unpaid purchase price of property or services due to suppliers of equipment or other assets (including parts thereof) not more than one year after such property is acquired or such services are completed and the amount of unpaid purchase price retained by the Company or any Restricted Subsidiary in the ordinary course of business in connection with an acquisition of equipment or other assets (including parts thereof) pending full operation or contingent on certain conditions during a warranty period of such equipment or assets in accordance with the terms of the acquisition; provided that, in each case, such Indebtedness is not reflected as borrowings on the consolidated balance sheet of the Company (contingent obligations and commitments referred to in a footnote to financial statements and not otherwise reflected as borrowings on the balance sheet will not be deemed to be reflected on such balance sheet).

The amount of Indebtedness of any Person at any time shall be the outstanding balance at such time of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that:

(A) the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP;

(B) money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be “Indebtedness” so long as such money is held to secure the payment of such interest; and

(C) that the amount of or the principal amount of Indebtedness with respect to any Hedging Obligation shall be equal to the net amount payable if such Hedging Obligation terminated at or prior to that time due to a default by such Person.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the first US$825,000,000 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Initial Purchasers” means Deutsche Bank AG, Singapore Branch, Australia and New Zealand Banking Group Limited, BOCI Asia Limited, Citigroup Global Markets Inc., Credit Agricole Corporate and Investment Bank, Merrill Lynch International or UBS AG, Hong Kong Branch and any of their respective subsidiaries or Affiliates.

“Intercompany Note Proceeds Loan” means the loan or loans in an amount up to the gross proceeds from the issuance of the Notes made from time to time by the Company, as lender, to Studio City Investments Limited, as borrower, pursuant to the intercompany note executed on the Issue Date.

“Investment Company Act” means the U.S. Investment Company Act of 1940, and the rules and regulations of the SEC promulgated thereunder.

“Investment Grade Status” shall apply at any time the Notes receive (i) a rating equal to or higher than BBB- (or the equivalent) from S&P and (ii) a rating equal to or higher than Baa3 (or the equivalent) from Moody’s.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition (except in the case of a Designated Subsidiary Guarantor Enforcement Sale), such Person is no longer a Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 4.07 hereof. The acquisition by the Company or any Subsidiary of the Company of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Company or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 4.07 hereof. Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date on which the Notes (other than any Additional Notes) are originally issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York, Hong Kong, Macau or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“MCE” means Melco Crown Entertainment Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands.

“Melco Crown Gaming” means Melco Crown Gaming (Macau) Limited, a Macau company.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends, excluding, however:

(1) any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with:

(A) any Asset Sale; or

(B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment, repurchase or cancellation of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender, other than, in the case of (a) and (b), Indebtedness incurred pursuant to Section 4.09(b)(15) hereof; and

(2) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than to the Equity Interests of any Unrestricted Subsidiary).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes Accounts” means the Escrow Account, the Note Disbursement Account, the Note Proceeds Account, the Note Interest Accrual Account and the Note Interest Reserve Account.

“Note Debt Service Reserve Account” means a U.S. dollar-denominated note debt service reserve account established by, and in the name of, the Senior Secured Credit Facilities Borrower or the analogous party under any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities.

“Note Disbursement Account” means a U.S. dollar-denominated and a Hong Kong dollar-denominated note disbursement account (together with any sub-accounts or related accounts, including for term deposits, established in connection therewith) established by, and in the name of, the Company with the Account Bank in accordance with the Note Disbursement and Account Agreement.

“Note Disbursement Agent” means Bank of China Limited, Macau Branch, in its capacity as Note Disbursement Agent under the Note Disbursement and Account Agreement, and any successor Note Disbursement Agent appointed pursuant to the terms of the Note Disbursement and Account Agreement.

“Note Disbursement and Account Agreement” means that certain Note Disbursement and Account Agreement, to be entered into on the Issue Date, among the Company, the Senior Secured Credit Facilities Borrower, the Collateral Agent, the Trustee and the Note Disbursement Agent.

“Note Guarantee” means the Guarantee by each Subsidiary Guarantor of the Company’s Obligations under this Indenture and the Notes.

“Note Interest Accrual Account” means a U.S. dollar-denominated note interest accrual account (together with any sub-accounts or related accounts, including for term deposits, established in connection therewith) established by, and in the name of, the Company with the Account Bank in accordance with the Note Disbursement and Account Agreement.

“Note Interest Reserve Account” means a U.S. dollar-denominated note interest reserve account (together with any sub-accounts or related accounts, including for term deposits, established in connection therewith) established by, and in the name of, the Company with the Account Bank in accordance with the Note Disbursement and Account Agreement.

“Note Proceeds Account” means a U.S. dollar-denominated note proceeds account (together with any sub-accounts or related accounts, including for term deposits, established in connection therewith) established by, and in the name of, the Company with the Account Bank in accordance with the Note Disbursement and Account Agreement and holding the net proceeds of the Notes issued on the Issue Date upon the release of such net proceeds from the Escrow Account (less amounts used to fund the Note Interest Reserve Account), to be disbursed for the payment of construction and development costs and other Project Costs, including licensing fees and pre-opening costs, of the Phase I Project.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes and the Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes and any Additional Notes.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum dated November 16, 2012 in respect of the Notes.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, Treasurer or Secretary of the Company or any Directors of the Board or any Person acting in that capacity.

“Officer’s Certificate” means a certificate signed on behalf of the Company by an Officer of the Company which meets the requirements of Section 13.05 hereof.

“Opening Date” means the date upon which occupancy certificates for the Phase I Project have been issued and an agreed part of the Phase I Project (including an agreed number of gaming tables) is open for business, as determined in accordance with the Senior Secured Credit Facilities and as confirmed in an Officer’s Certificate addressed to the Trustee attaching a certification from the agent under the Senior Secured Credit Facilities that such Opening Date has occurred.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee that meets the requirements of Section 13.05 hereof. The counsel may be an employee of or counsel to the Company or the Trustee.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, Luxembourg, a Person who has an account with the Depositary, Euroclear or Clearstream, Luxembourg, respectively (and, with respect to DTC, shall include Euroclear and Clearstream, Luxembourg).

“Permitted Business” means (1) any businesses, services or activities engaged in by the Company or any Restricted Subsidiaries on the Issue Date, including, without limitation, the construction, development and operation of the Project, (2) any gaming, hotel, food and beverage, entertainment or resort related business, development, project, undertaking or venture of any kind in the Macau SAR, and (3) any other businesses, services, activities or undertaking that are necessary for, supportive of, or connected, related, complementary, incidental, ancillary or similar to, any of the foregoing or are extensions or developments of any thereof.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(A)	such Person becomes a Restricted Subsidiary of the Company; or

(B)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 4.10 hereof;

(5) any acquisition of assets or Capital Stock in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(7) Investments represented by Hedging Obligations;

(8) loans or advances to employees, officers, or directors made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed US$1.0 million at any one time outstanding;

(9) repurchases of the Notes;

(10) any Investments consisting of gaming credit extended to customers and junket operators in the ordinary course of business and consistent with applicable law and any Investments made or deemed to be made in connection with or through any transactions or arrangements involving contractual rights under, pursuant to or in connection with (i) the CMA or the Reinvestment Agreement or any services agreement and related agreements or arrangements with Excluded Projects and (ii) any transaction or arrangements made pursuant to clause (10) of the definition of “Asset Sale”, including any amendments, modifications, supplements, extensions, replacements, terminations or renewals;

(11) advances to contractors and suppliers and accounts and notes receivables created or acquired in the ordinary course of business;

(12) receivables owing to the Company or any of its Restricted Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(13) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Issue Date of this Indenture or (y) as otherwise permitted under this Indenture;

(14) Investments in prepaid expenses, negotiable instruments held for collection, deposits made in connection with self-insurance, and performance and other similar deposits and prepayments made in connection with an acquisition of assets or property in the ordinary course of business by the Company or any Restricted Subsidiary;

(15) deposits made by the Company or any Restricted Subsidiary in the ordinary course of business to comply with statutory or regulatory obligations (including land grants) to maintain deposits for the purposes specified by the applicable statute or regulation (including land grants) from time to time;

(16) any Investment consisting of a Guarantee permitted by Section 4.09 hereof and performance guarantees that do not constitute Indebtedness entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(17) to the extent constituting an Investment, licenses of intellectual property rights granted by the Company or a Restricted Subsidiary of the Company in the ordinary course of business; provided, that such grant does not interfere in any material respect with the ordinary conduct of the business of such Person;

(18) Investments consisting of purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property, in each case, in the ordinary course of business;

(19) Investments held by a Person that becomes a Restricted Subsidiary; provided, however, that such Investments were not acquired in contemplation of the acquisition of such Person;

(20) an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

(21) pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of “Permitted Liens”;

(22) Investments (other than Permitted Investments) made with Excluded Contributions; provided, however, that any amount of Excluded Contributions made will not be included in the calculation of Section 4.07(a)(D)(ii) hereof;

(23) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons; and

(24) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (24) that are at the time outstanding, not to exceed US$5.0 million.

“Permitted Liens” means:

(1) Liens securing Indebtedness Incurred pursuant to of Section 4.09(b)(1)(i)(x) hereof;

(2) Liens created for the benefit of (or to secure) the Notes (including any Additional Notes) or the Note Guarantees;

(3) Liens in favor of the Company or the Subsidiary Guarantors;

(4) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Subsidiary of the Company; provided that such Liens were not created in connection with, or in contemplation of, such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Subsidiary;

(5) Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

(6) Liens incurred or deposits made in the ordinary course of business in connection with workmen’s compensation or unemployment obligations or other obligations of a like nature, including any Lien securing letters of credit issued in the ordinary course of business in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(7) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.09(b)(4) covering only the assets acquired with or financed by such Indebtedness and directly related assets such as proceeds (including insurance proceeds), improvements, replacements and substitutions thereto;

(8) Liens existing on the Issue Date;

(9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(10) Liens imposed by law, such as carriers, warehousemen’s, landlord’s, suppliers’ and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(11) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12) Liens to secure any Permitted Refinancing Indebtedness permitted to be Incurred under this Indenture; provided, however, that:

(A)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(13) Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under this Indenture, secured by a Lien on the same assets or property securing such Hedging Obligations;

(14) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the money borrowed, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(15) Liens arising out of judgments against such Person not giving rise to an Event of Default, with respect to which such Person shall then be proceeding with an appeal or other proceedings for review, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

(16) Liens granted to the Trustee for its compensation and indemnities pursuant to this Indenture;

(17) Liens arising out of or in connection with licenses, sublicenses, leases (other than capital leases) and subleases (including rights to use) of assets (including, without limitation, intellectual property) entered into in the ordinary course of business;

(18) Liens upon specific items of inventory or other goods and proceeds of the Company or any Restricted Subsidiary securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(19) Liens arising out of conditional sale, title retention, hire purchase, consignment or similar arrangement for the sale of goods in the ordinary course of business;

(20) Liens arising under customary provisions limiting the disposition or distribution of assets or property or any related restrictions thereon in operating agreements, joint venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business; provided, that such Liens do not extend to any assets of the Company or any Restricted Subsidiary other than the assets subject to such agreements or contracts;

(21) Liens on deposits made in the ordinary course of business to secure liability to insurance carriers;

(22) Liens on the Equity Interests of Unrestricted Subsidiaries;

(23) Liens created or Incurred under, pursuant to or in connection with the CMA or the Reinvestment Agreement, including Liens on any revenues or receipts thereunder or any accounts created or maintained thereunder;

(24) limited recourse Liens in respect of the ownership interests in, or assets owned by, any joint ventures which are not Restricted Subsidiaries securing obligations of such joint ventures;

(25) Liens securing Indebtedness Incurred pursuant to Section 4.09(b)(1)(i)(y) hereof, in each case in connection with Indebtedness incurred to finance the Phase II Project following the Opening Date, provided that the amount of Indebtedness secured by such Lien does not exceed the greater of (x) 75% of the EBITDA of the Company for the last twelve months (which figure shall be based on audited financial information, if for an annual period) and (y) US$350.0 million; and

(26) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to Obligations that do not exceed US$5.0 million at any one time outstanding.

Notwithstanding the foregoing, no Liens on any Notes Account or the Intercompany Note Proceeds Loan other than Liens of the type described in paragraphs (2), (9), (10), (14)(i), (14)(ii) and (21) of this definition shall constitute Permitted Liens.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, Incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(3) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes and the Note Guarantees on with terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4) such Indebtedness is Incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity.

“Phase I Project” means the approximate 463,000 gross square meter project to be constructed on the Site and which is currently envisioned to contain retail, hotel, gaming, entertainment, food and beverage outlets and entertainment studios and other facilities.

“Phase II Project” the development of the remainder of the Site, which is expected to include one or more hotels, entertainment facilities, expanded gaming capacity, food and beverage, and retail.

“Plans and Specifications” means the plans and specifications for the Phase I Project as approved by the Board of Directors of the Company, as subsequently amended in accordance with the Senior Secured Credit Facilities.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects that are classified as “pre-opening expenses” on the applicable financial statements of the Company and its Restricted Subsidiaries for such period, prepared in accordance with GAAP.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“Project” means the Phase I Project and the Phase II Project.

“Project Costs” means the construction and development costs and other project costs, including licensing, financing, interest, fees and pre-opening costs, of the Phase I Project.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“QP” means a “qualified purchaser” as defined in Section 2(a)(51) of the Investment Company Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 903 of Regulation S.

“Reinvestment Agreement” means the reimbursement agreement dated June 15, 2012, between Melco Crown Gaming and Studio City Entertainment Limited, as amended, modified, supplemented, extended, replaced or renewed from time to time, including pursuant to any direct agreement entered into in connection therewith.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Sponsor; or

(2) any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Sponsor and/or such other Persons referred to in the immediately preceding clause (1).

“Responsible Officer,” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Revenue Sharing Agreement” means any joint venture, development, management, operating or similar agreement or arrangement for the sharing of revenues, profits, losses, costs or expenses entered into in connection with developments or services complementary or ancillary to the Project in the ordinary course of business and on arms’ length terms.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Documents” means the security agreements, pledge agreements and related agreements, as amended, supplemented, restated, renewed, refunded, replaced, restructured, repaid, refinanced or otherwise modified from time to time, creating the security interests in the Collateral for the benefit of the Trustee and the Holders as contemplated by this Indenture.

“Senior Debt Service Accrual Account” means the debt service accrual account established pursuant to the Senior Secured Credit Facilities.

“Senior Disbursement Account” means any construction disbursement account or accounts or other accounts established under the Senior Secured Credit Facilities.

“Senior Disbursement Agreement” means the applicable agreement or agreements governing disbursements from the Senior Disbursement Account under the Senior Secured Credit Facilities.

“Senior Secured Credit Facilities” means the US$1.4 billion (equivalent) senior secured credit facilities described in the section entitled “Description of Other Material Indebtedness—Senior Secured Credit Facilities” of the Offering Memorandum, among the Senior Secured Credit Facilities Borrower, the Subsidiary Guarantors, the financial institutions named therein as lenders, and the agent for the lenders, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.

“Senior Secured Credit Facilities Borrower” means Studio City Company Limited, a special purpose entity incorporated in the British Virgin Islands.

“Senior Secured Credit Facilities Finance Parties” means the Senior Secured Credit Facilities Lenders, the counterparties of any secured Hedging Obligations, and any other administrative parties that benefit from the collateral securing the Senior Secured Credit Facilities.

“Senior Secured Credit Facilities Lenders” means the Lenders under the Senior Secured Credit Facilities.

“Shareholder Subordinated Debt” means, collectively, any debt provided to the Company by any direct or indirect parent holding company of the Company (or any Sponsor), in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, together with any such security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Shareholder Subordinated Debt; provided that such Shareholder Subordinated Debt:

(1) does not (including upon the happening of any event) mature or require any amortization or other payment of principal prior to the first anniversary of the maturity of the Notes (other than through conversion or exchange of any such security or instrument for Equity Interests of the Company (other than Disqualified Stock) or for any other security or instrument meeting the requirements of the definition);

(2) does not (including upon the happening of any event) require the payment of cash interest prior to the first anniversary of the maturity of the Notes;

(3) does not (including upon the happening of any event) provide for the acceleration of its maturity nor confer on its shareholders any right (including upon the happening of any event) to declare a default or event of default or take any enforcement action, in each case, prior to the first anniversary of the maturity of the Notes;

(4) is not secured by a Lien on any assets of the Company or a Restricted Subsidiary and is not guaranteed by any Subsidiary of the Company;

(5) is subordinated in right of payment to the prior payment in full in cash of the Notes in the event of any default, bankruptcy, reorganization, liquidation, winding up or other disposition of assets of the Company;

(6) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Company with its obligations under the Notes and this Indenture;

(7) does not (including upon the happening of an event) constitute Voting Stock; and

(8) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Notes mature other than into or for Capital Stock (other than Disqualified Stock) of the Company.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Site” means an approximately 130,789 square meter parcel of land in the reclaimed area between Taipa and Coloane Island (Cotai), Lotes G300, G310 and G400, registered with the Macau Real Estate Registry under no. 23059.

“Six-Month Interest Reserve” means the amount equal to six months of interest due on the Notes paid into the Note Debt Service Reserve Account pursuant to Section 4.23 hereof.

“Sponsor Project Contributions” means the US$825.0 million contributed or to be contributed by the Sponsors to the Company and its Subsidiaries (as described in the Offering Memorandum under the caption “Use of Proceeds”) for the purpose of financing construction and development costs and other Project Costs, plus all other amounts contributed by the Sponsors to the Company or its Subsidiaries subsequent to the Issue Date for the purpose of financing construction and development costs and other Project Costs.

“Sponsor Purchase Right” means the purchase right (in form and substance to be agreed pursuant to the Senior Secured Credit Facilities) to be exercised by an agreed person or persons in respect of certain agreed assets which are the subject of security in favor of the security agent under the Senior Secured Credit Facilities or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities.

“Sponsors” means (i) Melco Crown Entertainment Limited, (ii) Silver Point Capital L.P. and (iii) Oaktree Capital Management LLC.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Issue Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Studio City Developments” refers to Studio City Developments Limited, the Company’s wholly-owned indirect subsidiary (formerly known as MSC Desenvolvimentos, Limitada and as East Asia Satellite Television Limited), a Macau company with company number 14311.

“Subordinated Indebtedness” means (a) with respect to the Company, any Indebtedness of the Company which is by its terms subordinated in right of payment to the Notes, and (b) with respect to any Subsidiary Guarantor, any Indebtedness of such Subsidiary Guarantor which is by its terms subordinated in right of payment to such Subsidiary Guarantor’s Obligations in respect of its Note Guarantee.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means each of (1) Studio City Investments Limited, Studio City Company Limited, Studio City Holdings Two Limited, Studio City Entertainment Limited, Studio City Services Limited, Studio City Hotels Limited, SCP Holdings Limited, Studio City Hospitality and Services Limited, SCP One Limited, SCP Two Limited, and Studio City Developments Limited and (2) any other Subsidiary of the Company that provides a Note Guarantee in accordance with the provisions of this Indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture.

“Total Assets” means, as of any date, the consolidated total assets of the Company and its Restricted Subsidiaries in accordance with GAAP as shown on the most recent balance sheet of such Person.

“Transactions” means the offering of the Notes and the application of the proceeds received therefrom as described under “Use of Proceeds” in the Offering Memorandum.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to December 1, 2015; provided, however, that if the period from the redemption date to December 1, 2015 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means DB Trustees (Hong Kong) Limited until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means a Definitive Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a Global Note that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) except as permitted by Section 4.11 hereof, is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

Section 1.02 Other Definitions.

Defined in
Term	Section
“Additional Amounts”	2.13
“Affiliate Transaction”	4.11
“Asset Sale Offer”	3.09
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Designated Subsidiary Guarantor Enforcement Sale”	11.08
“direct parent companies”	4.20
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Guaranteed Obligations”	11.01
“Legal Defeasance”	8.02
“New Intermediate Holding Companies”	4.20
“Offer Amount”	3.09
“Offer Period”	3.09
“Paying Agent”	2.03
“Permitted Debt”	4.09
“Payment Default”	6.01
“Purchase Date”	3.09
“Redemption Date”	3.07
“Registrar”	2.03
“Relevant Jurisdiction”	2.13
“Restricted Payments”	4.07
“Revenue Account”	4.23
“Reversion Date”	4.26
“Special Mandatory Escrow Redemption”	3.12
“Special Mandatory Escrow Redemption Event”	3.12
“Special Mandatory Note Proceeds Redemption”	3.13
“Special Mandatory Note Proceeds Redemption Event”	3.13
“Suspended Covenants”	4.26
“Suspension Period”	4.26
“Taxes”	2.13

Section 1.03 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions; and

(7) references to sections of or rules under the Securities Act will be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication will be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note will be dated the date of its authentication. The Notes shall be in denominations of US$250,000 and integral multiples of US$1,000 in excess thereof.

The terms and provisions contained in the Notes will constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each shall provide that it represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Registrar, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Euroclear and Clearstream, Luxembourg Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions—Clearstream Banking, Luxembourg” and “Customer Handbook” of Clearstream, Luxembourg will be applicable to transfers of beneficial interests in the Regulation S Global Note that are held by Participants through Euroclear or Clearstream, Luxembourg.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note will nevertheless be valid.

A Note will not be valid until authenticated by the manual signature of the Trustee. The signature will be conclusive evidence that the Note has been authenticated under this Indenture.

As a condition precedent to authenticating the Notes, the Trustee shall be entitled to receive an Officer’s Certificate complying with Sections 13.04 and 13.05 hereof and covering subparagraphs (1) and (2) below, and an Opinion of Counsel which shall state:

(1) that the form of such Notes has been established by a supplemental indenture or by or pursuant to a resolution of the Board of Directors and in conformity with the provisions of this Indenture;

(2) that the terms of such Notes have been established in accordance with Section 2.01 and in conformity with the other provisions of this Indenture;

(3) that such Notes, when authenticated and delivered by the Trustee and issued by the Company in the manner and subject to any conditions specified in such Opinion of Counsel, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles; and

(4) that all laws, requirements and conditions in respect of the execution and delivery by the Company by such Notes and authentication by the Trustee have been complied with.

The Trustee will, upon receipt of a written order of the Company signed by an Officer or a director (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 hereof.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company will maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar will keep a register of the Notes and of their transfer and exchange. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder and shall so notify the Trustee and each Paying Agent thereof in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes.

The Company initially appoints Deutsche Bank Trust Company Americas to act as the U.S. Registrar and Paying Agent and to act as Custodian, and Deutsche Bank Luxembourg S.A. to act as European Registrar, with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company will require each Paying Agent other than the Trustee to agree in writing that the Paying Agent will hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or Additional Amounts, if any, or interest on the Notes, and will notify the Trustee of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary) will have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it will segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee will serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee, through the Registrars, will preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company will furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 120 days after the date of such notice from the Depositary;

(2) the Company in its sole discretion determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes will be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also will require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above.

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; and

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any Holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(i) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to the paragraph above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to the paragraph above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any Holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A Holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only if the Registrar receives the following:

(i) if the Holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the Holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in such case set forth in this paragraph, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any Holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will be registered in such name or names and in such authorized denomination or denominations as the Holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(3) will not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee will cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of the appropriate Restricted Global Note.

(2) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(i) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in such case set forth in this paragraph, if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions in this Section 2.06(d)(2), the Trustee will cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(3) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraphs (1)(B), (1)(D) or (3) above at a time when an Unrestricted Global Note has not yet been issued, the Company will issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee will authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications and certificates required by item (3) thereof, if applicable.

(2) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in such case set forth in this paragraph, if the Registrar so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Legends. The following legends will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (C) below, each 144A Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES MAY BE PURCHASED AND TRANSFERRED ONLY IN MINIMUM PRINCIPAL AMOUNTS OF US$250,000 AND INTEGRAL MULTIPLES OF US$1,000 IN EXCESS THEREOF. IF AT ANY TIME THE ISSUER DETERMINES IN GOOD FAITH THAT A HOLDER OR BENEFICIAL OWNER OF THIS SECURITY OR BENEFICIAL INTERESTS HEREIN IS IN BREACH, AT THE TIME GIVEN, OF ANY OF THE TRANSFER RESTRICTIONS SET FORTH HEREIN AND IN THE INDENTURE, THE ISSUER SHALL REQUIRE SUCH HOLDER TO TRANSFER THIS SECURITY (OR INTEREST HEREIN) TO A TRANSFEREE ACCEPTABLE TO THE ISSUER WHO IS ABLE TO AND WHO DOES SATISFY ALL OF THE REQUIREMENTS SET FORTH HEREIN AND IN THE INDENTURE. PENDING SUCH TRANSFER, SUCH HOLDER WILL BE DEEMED NOT TO BE THE HOLDER OF THIS SECURITY (OR INTEREST HEREIN) FOR ANY PURPOSE, INCLUDING BUT NOT LIMITED TO RECEIPT OF PRINCIPAL AND INTEREST PAYMENTS ON THE SECURITY, AND SUCH HOLDER WILL BE DEEMED TO HAVE NO INTEREST WHATSOEVER IN THE SECURITY EXCEPT AS OTHERWISE REQUIRED TO SELL ITS INTEREST THEREIN AS DESCRIBED HEREIN.

THE NOTES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE SECURITIES LAW. THE ISSUER HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. INVESTMENT COMPANY ACT OF 1940, AS AMENDED (THE “INVESTMENT COMPANY ACT”). ACCORDINGLY, OFFERS AND SALES OF THE NOTES MAY BE MADE ONLY IN COMPLIANCE WITH AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS IN THE UNITED STATES OR THE APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION AND IN A TRANSACTION THAT DOES NOT CAUSE THE ISSUER TO BE REQUIRED TO REGISTER UNDER THE INVESTMENT COMPANY ACT. BY ITS ACCEPTANCE OF A NOTE, THE PURCHASER WILL BE DEEMED TO REPRESENT THAT (I) IT HAS BEEN AFFORDED AN OPPORTUNITY TO INVESTIGATE MATTERS RELATING TO THE ISSUER, THE SUBSIDIARY GUARANTORS AND THE NOTES, (II) IT IS NOT ACQUIRING SUCH NOTE WITH A VIEW TO ANY DISTRIBUTION THEREOF, (III) IT IS A QUALIFIED INSTITUTIONAL BUYER (“QIB”) (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) AND A QUALIFIED PURCHASER (“QP”) (AS DEFINED IN SECTION 2(A)(51) OF THE INVESTMENT COMPANY ACT AND RELATED RULES), IN EACH CASE PURCHASING FOR ITS OWN ACCOUNT OR THE ACCOUNT OF A QIB WHO IS ALSO A QP AS TO WHICH THE PURCHASER EXERCISES SOLE INVESTMENT DISCRETION, IN RELIANCE ON THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT PROVIDED BY RULE 144A, (IV) IT IS NOT A BROKER-DEALER THAT OWNS AND INVESTS ON A DISCRETIONARY BASIS LESS THAN US$25,000,000 IN SECURITIES OF ISSUERS THAT ARE NOT ITS AFFILIATED PERSONS, EITHER (V) IT IS NOT AND IS NOT USING THE ASSETS OF ANY (I) “EMPLOYEE BENEFIT PLAN” (AS DEFINED IN SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”)) WHICH IS SUBJECT TO TITLE I OF ERISA OR “PLAN” SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR ENTITY WHOSE UNDERLYING ASSETS ARE TREATED AS ASSETS OF ANY SUCH EMPLOYEE BENEFIT PLAN OR PLAN PURSUANT TO THE U.S. DEPARTMENT OF LABOR PLAN ASSETS REGULATION CODIFIED AT 29 C.F.R. SECTION 2510.3-101 OR (II) GOVERNMENTAL, CHURCH OR NON-U.S. PLAN THAT IS SUBJECT TO ANY FEDERAL, STATE, LOCAL OR NON-U.S. LAW THAT IS SUBSTANTIALLY SIMILAR TO THE PROVISIONS OF SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE (“SIMILAR LAW”) OR ENTITY WHOSE ASSETS ARE TREATED AS ASSETS OF ANY SUCH PLAN OR (B) ITS PURCHASE AND HOLDING OF A NOTE WILL NOT CONSTITUTE OR RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A VIOLATION OF APPLICABLE SIMILAR LAW, (VI) IT IS NOT FORMED FOR THE PURPOSE OF INVESTING IN THE ISSUER, (VII) IT, AND EACH ACCOUNT FOR WHICH IT IS PURCHASING, WILL HOLD AND TRANSFER AT LEAST THE MINIMUM DENOMINATION OF SECURITIES, (VIII) IT UNDERSTANDS THAT THE ISSUER MAY RECEIVE A LIST OF PARTICIPANTS HOLDING POSITIONS IN THIS SECURITY FROM ONE OR MORE BOOK-ENTRY DEPOSITARIES, (IX) IF IT IS A SECTION 3(C)(1) OR SECTION 3(C)(7) INVESTMENT COMPANY, OR A SECTION 7(D) FOREIGN INVESTMENT COMPANY RELYING ON SECTION 3(C)(1) OR SECTION 3(C)(7) OF THE INVESTMENT COMPANY ACT WITH RESPECT TO ITS U.S. HOLDERS AND WAS FORMED ON OR BEFORE APRIL 30, 1996, IT HAS RECEIVED THE NECESSARY CONSENT FROM ITS BENEFICIAL OWNERS AS REQUIRED BY THE INVESTMENT COMPANY ACT, AND (X) IT MUST BE ABLE TO AND WILL BE DEEMED TO REPRESENT THAT IT AGREES TO COMPLY WITH THE APPLICABLE TRANSFER RESTRICTIONS, AND WILL NOT TRANSFER THIS SECURITY OR ANY BENEFICIAL INTERESTS HEREIN EXCEPT TO A PURCHASER WHO CAN MAKE THE SAME REPRESENTATIONS AND AGREEMENTS ON BEHALF OF ITSELF AND EACH ACCOUNT FOR WHICH IT IS PURCHASING OR IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S (“REGULATION S”) UNDER THE SECURITIES ACT, AND IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE STATES OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING OR ACCEPTING THIS NOTE, REPRESENTS AND AGREES FOR THE BENEFIT OF THE ISSUER THAT IT WILL NOTIFY ANY PURCHASER OF THIS NOTE FROM THE HOLDER OF THE RESALE RESTRICTIONS REFERRED TO ABOVE. AS A CONDITION TO THE REGISTRATION OF THE TRANSFER HEREOF, THE ISSUER OR THE TRUSTEE MAY REQUIRE THE DELIVERY OF ANY DOCUMENTS, INCLUDING AN OPINION OF COUNSEL, THAT IT, IN ITS SOLE DISCRETION, MAY DEEM NECESSARY OR APPROPRIATE TO EVIDENCE COMPLIANCE WITH EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT AND THE INVESTMENT COMPANY ACT.

THE FOREGOING LEGEND MAY BE REMOVED FROM THIS NOTE ONLY ON THE CONDITIONS SPECIFIED IN THE INDENTURE REFERRED TO HEREIN.”

(B) Except as permitted by subparagraph (C) below, each Regulation S Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES MAY BE PURCHASED AND TRANSFERRED ONLY IN MINIMUM PRINCIPAL AMOUNTS OF US$250,000 AND INTEGRAL MULTIPLES OF US$1,000 IN EXCESS THEREOF.

THIS NOTE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR WITH ANY SECURITIES REGULATORY AUTHORITY OF ANY JURISDICTION AND MAY NOT BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES OR TO A U.S. PERSON (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT) EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THE ISSUER OF THIS SECURITY HAS AGREED THAT THIS LEGEND SHALL BE DEEMED TO HAVE BEEN REMOVED ON THE 41ST DAY FOLLOWING THE LATER OF THE COMMENCEMENT OF THE OFFERING OF THE NOTES AND THE FINAL DELIVERY DATE WITH RESPECT THERETO.”

(C) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraphs (b)(4), (c)(2), (d)(2), (d)(3), (e)(2) or (e)(3) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) will not bear the Private Placement Legend.

(2) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Registrar at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Registrar at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.06, 3.06, 3.09, 4.10, 4.15 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company will issue and the Trustee, upon receipt of an Authentication Order, will authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and will be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(a) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes will be deemed to be no longer outstanding and will cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Subsidiary Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Subsidiary Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee knows are so owned will be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, will authenticate temporary Notes. Temporary Notes will be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes and as may be reasonably acceptable to the Trustee. Without unreasonable delay, the Company will prepare and the Trustee will authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes will be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent will forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else will cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and will destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes will be delivered to the Company. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, it will pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company will notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Company will fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than ten (10) days prior to the related payment date for such defaulted interest. At least fifteen (15) days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) will mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 Additional Amounts.

(a) All payments of principal of, premium, if any, and interest on the Notes and all payments under the Note Guarantees will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever (“Taxes”) nature imposed or levied by or within any jurisdiction in which the Company or any applicable Subsidiary Guarantor is organized or resident for tax purposes (or any political subdivision or taxing authority thereof or therein) or any jurisdiction from or through which payment is made by or on behalf of the Company or any Subsidiary Guarantor (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “Relevant Jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In such event, the Company or the applicable Subsidiary Guarantor, as the case may be, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and will pay such additional amounts (“Additional Amounts”) as will result in receipt by the Holder of such amounts as would have been received by such holder had no such withholding or deduction been required, provided that no Additional Amounts will be payable for or on account of:

(1) any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(A) the existence of any present or former connection between the Holder or beneficial owner of such Note or Note Guarantee, as the case may be, and the Relevant Jurisdiction including, without limitation, such holder or beneficial owner being or having been a citizen or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein, other than merely holding such Note or the receipt of payments thereunder or under the Note Guarantee;

(B) the presentation of such Note (where presentation is required) more than thirty (30) days after the later of the date on which the payment of the principal of, premium, if any, or interest on, such Note became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Amounts if it had presented such Note for payment on any date within such 30-day period;

(C) the failure of the holder or beneficial owner to comply with a timely request of the Company or any Subsidiary Guarantor addressed to the holder or beneficial owner, as the case may be, to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with any Relevant Jurisdiction, if and to the extent that due and timely compliance with such request would have reduced or eliminated any withholding or deduction as to which Additional Amounts would have otherwise been payable to such holder; or

(D) the presentation of such Note (where presentation is required) for payment in the Relevant Jurisdiction, unless such Note could not have been presented for payment elsewhere;

(2) any estate, inheritance, gift, sale, transfer, excise or personal property or similar tax, assessment or other governmental charge;

(3) any withholding or deduction in respect of any tax, duty, assessment or other governmental charge where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of November 26-27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives;

(4) any tax, duty, assessment or other governmental charge which is payable other than (i) by deduction or withholding from payments of principal of or interest on the Note or payments under the Note Guarantees, or (ii) by direct payment by the Company or applicable Subsidiary Guarantor in respect of claims made against the Company or the applicable Subsidiary Guarantor; or

(5) any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (1), (2), (3) and (4); or

(b) with respect to any payment of the principal of, or premium, if any, or interest on, such Note or any payment under any Note Guarantee to such holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of any payment to the extent that such payment would be required to be included in the income under the laws of a Relevant Jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, or a member of that partnership or a beneficial owner who would not have been entitled to such Additional Amounts had that beneficiary, settlor, partner, or beneficial owner been the holder thereof.

In addition to the foregoing, the Company and the Subsidiary Guarantors will also pay and indemnify the holder of a Note for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies (including penalties, interest and other reasonable expenses related thereto) which are levied by any Relevant Jurisdiction on the execution, delivery, issuance, or registration of any of the Notes, the Indenture, any Note Guarantee or any other document or instrument referred to therein, or the receipt of any payments with respect thereto, or enforcement of, any of the Notes or any Note Guarantee.

(c) Whenever there is mentioned in any context the payment of principal of, and any premium or interest, on any Note or under any Note Guarantee, such mention will be deemed to include payment of Additional Amounts provided for in the Indenture to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Section 2.14 Forced Sale or Redemption for Non-QIBs/QPs.

(a) The Company has the right to require any Holder of a Note (or beneficial interest therein) that is a U.S. Person and is determined not to have been both (i) a QIB and (ii) a QP at the time of acquisition of such Note or is otherwise determined to be in breach, at the time given, of any of the representations and agreements required to be made pursuant to the transfer restrictions set forth herein, to transfer such Security (or beneficial interest therein) to a transferee acceptable to the Company who is able to and who does make all of the representations and agreements required to be made pursuant to the transfer restrictions set forth herein, or to redeem such Note (or beneficial interest therein) within 30 days of receipt of notice of the Company’s election to so redeem such Holder’s Notes on the terms set forth in paragraph (b) below. Pending such transfer or redemption, such Holder will be deemed not to be the Holder of such Note for any purpose, including but not limited to receipt of interest and principal payments on such Note, and such Holder will be deemed to have no interest whatsoever in such Note except as otherwise required to sell or redeem its interest therein.

(b) Any such redemption occurring pursuant to paragraph (a) above shall be at a redemption price equal to the lesser of (i) the person’s cost, plus accrued and unpaid interest, if any, to the redemption date and (ii) 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date. The Company shall notify the Trustee in writing of any such redemption as soon as practicable.

ARTICLE 3

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, the Registrars and the Paying Agent, at least 45 days but not more than 60 days before a redemption date, an Officer’s Certificate setting forth:

(1) the clause of this Indenture pursuant to which the redemption shall occur;

(2) the redemption date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

If fewer than all of the Notes are to be redeemed or purchased at any time, the Registrar will select Notes for redemption or purchase (i) in compliance with the requirements of the principal national securities exchange, if any, on which Notes are listed and any applicable depositary procedures, (ii) by lot or such other similar method in accordance with the applicable procedures of the Depositary or any other applicable clearing system (if the Notes are Global Notes), or (iii) if there are no such requirements of such exchange or the Notes are not then listed on a national securities exchange or cleared through the Depositary or any other applicable clearing system, on a pro rata basis or by such other method the Trustee deems fair and reasonable. No Notes of a principal amount of US$250,000 or less may be redeemed or purchased in part, and if Notes are redeemed or purchased in part, the remaining outstanding amount must be at least equal to US$250,000 and integral multiples of US$1,000 in excess thereof.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased will be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Registrar from the outstanding Notes not previously called for redemption or purchase.

The Registrar will promptly notify the Company in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected will be in amounts of US$250,000 or integral multiples of US$1,000 in excess thereof; except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of US$1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a redemption date, the Company will mail or cause to be mailed, by first class mail, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date (with prior notice to the Trustee) if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 11 hereof.

The notice will identify the Notes to be redeemed and will state:

(1) the redemption date;

(2) the redemption price;

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note, provided that the unredeemed portion has a minimum denomination of US$250,000;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee will give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the redemption date, an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price.

No later than 10 a.m. New York time two Business Days prior to the redemption or purchase date, the Company will deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and Additional Amounts, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent will promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and Additional Amounts, if any, on all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest will cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company will issue and, upon receipt of an Authentication Order, the Trustee will authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to December 1, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 108.500% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date (subject to the rights of the Holders on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 45 days of the date of the closing of such Equity Offering.

(b) At any time prior to December 1, 2015, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to, the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(c) Except pursuant to the two preceding paragraphs, the Notes will not be redeemable at the Company’s option prior to December 1, 2015.

(d) On or after December 1, 2015, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	106.375%
2016	104.250%
2017	102.125%
2018 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 Mandatory Redemption.

Other than pursuant to Sections 3.12 and 3.13, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 hereof, the Company is required to commence an offer to all Holders to purchase Notes (an “Asset Sale Offer”), it will follow the procedures specified below.

The Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets. The Asset Sale Offer will remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Company will apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes and other Indebtedness tendered in response to the Asset Sale Offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Amounts, if any, will be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest will be payable to Holders who tender Notes pursuant to the Asset Sale Offer.

Upon the commencement of an Asset Sale Offer, the Company will send, by first class mail, a notice to the Trustee and each of the Holders, with a copy to the Trustee. The notice will contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer. The notice, which will govern the terms of the Asset Sale Offer, will state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.10 hereof and the length of time the Asset Sale Offer will remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment will continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer will cease to accrue interest after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in integral multiples of US$250,000 and integral multiples of US$1,000 in excess thereof only;

(6) that Holders electing to have Notes purchased pursuant to any Asset Sale Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a Depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(7) that Holders will be entitled to withdraw their election if the Company, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Company will select the Notes and other pari passu Indebtedness to be purchased in accordance with Section 3.02 based on the principal amount of Notes and such other pari passu Indebtedness surrendered (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of US$250,000, or integral multiples of US$1,000 in excess thereof, will be purchased); and

(9) that Holders whose Notes were purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer), provided that the unpurchased portion has a minimum denomination of US$250,000.

On or before the Purchase Date, the Company will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary (but subject to Section 3.02), the Offer Amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, all Notes tendered, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase, and the Company will promptly issue a new Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver (or cause to be transferred by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered, provided that the unpurchased portion has a minimum denomination of US$250,000. Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.10 Redemption for Taxation Reasons.

The Notes may be redeemed, at the option of the Company, as a whole but not in part, upon giving not less than 30 days’ nor more than 60 days’ notice to Holders (which notice will be irrevocable), at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including any Additional Amounts), if any, to the date fixed by the Company for redemption (the “Tax Redemption Date”) if, as a result of:

(1) any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of a Relevant Jurisdiction affecting taxation; or

(2) any change in, or amendment to, an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction), which change or amendment becomes effective on or after the date of this Indenture with respect to any payment due or to become due under the Notes, this Indenture or a Note Guarantee, the Company or a Subsidiary Guarantor, as the case may be, is, or on the next Interest Payment Date would be, required to pay Additional Amounts, and such requirement cannot be avoided by the Company or a Subsidiary Guarantor, as the case may be, taking reasonable measures available to it; provided that for the avoidance of doubt, changing the jurisdiction of the Company or a Subsidiary Guarantor is not a reasonable measure for the purposes of this Section 3.10; provided, further, that no such notice of redemption will be given earlier than 90 days prior to the earliest date on which the Company or a Subsidiary Guarantor, as the case may be, would be obligated to pay such Additional Amounts if a payment in respect of the Notes were then due.

Prior to the mailing of any notice of redemption of the Notes pursuant to the foregoing, the Company will deliver to the Trustee:

(1) an Officer’s Certificate stating that such change or amendment referred to in the prior paragraph has occurred, and describing the facts related thereto and stating that such requirement cannot be avoided by the Company or such Subsidiary Guarantor, as the case may be, taking reasonable measures available to it; and

(2) an Opinion of Counsel or an opinion of a tax consultant of recognized international standing stating that the requirement to pay such Additional Amounts results from such change or amendment referred to in the prior paragraph.

The Trustee will accept such certificate and opinion as sufficient evidence of the satisfaction of the conditions precedent described above, in which event it will be conclusive and binding on the Holders.

Any Notes that are redeemed will be cancelled.

Section 3.11 Gaming Redemption.

Each Holder, by accepting a Note, shall be deemed to have agreed that if the Gaming Authority of any jurisdiction in which the Company or any of its Affiliates (including Melco Crown Gaming) conducts or proposes to conduct gaming requires that a person who is a holder or the beneficial owner of Notes be licensed, qualified or found suitable under applicable Gaming Laws, such holder or beneficial owner, as the case may be, shall apply for a license, qualification or a finding of suitability within the required time period. If such Person fails to apply or become licensed or qualified or is found unsuitable, the Company shall have the right, at its option:

(1) to require such Person to dispose of its Notes or beneficial interest therein within 30 days of receipt of notice of the Company’s election or such earlier date as may be requested or prescribed by such Gaming Authority; or

(2) to redeem such Notes, which redemption may be less than 30 days following the notice of redemption if so requested or prescribed by the applicable gaming authority, at a redemption price equal to:

(A) the lesser of:

(1)	the person’s cost, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; and

(2)	100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the earlier of the redemption date or the date of the finding of unsuitability or failure to comply; or

(B) such other amount as may be required by applicable law or order of the applicable Gaming Authority.

The Company shall notify the Trustee in writing of any such redemption as soon as practicable. Neither the Company nor the Trustee shall be responsible for any costs or expenses any Holder may incur in connection with such Holder’s application for a license, qualification or a finding of suitability.

Section 3.12 Escrow of Proceeds and Special Mandatory Escrow Redemption.

(a) Pursuant to the Escrow Agreement, in the event the Senior Secured Credit Facilities are not executed on or before March 31, 2013 (the “Special Mandatory Escrow Redemption Event”), the Notes will be subject to a special mandatory redemption (the “Special Mandatory Escrow Redemption”) at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon from and including the Issue Date through the date of redemption. If a Special Mandatory Redemption Event occurs, the Company will cause a notice of Special Mandatory Escrow Redemption to be delivered to the Trustee and each of the Holders (with a copy to the Escrow Agent and the Collateral Agent) within five Business Days following the date of the occurrence of the Special Mandatory Escrow Redemption Event and will redeem the Notes, in whole and not in part, no later than ten (10) Business Days following the date of such notice of redemption. If the amount of funds in the Escrow Account is insufficient to pay the redemption price, plus accrued and unpaid interest, the Company will provide such amounts to the Trustee directly, as provided in the Escrow Agreement.

Section 3.13 Special Mandatory Note Proceeds Redemption.

(a) Pursuant to the Note Disbursement and Account Agreement, in the event that no funds have been released from the Note Proceeds Account by prior to the date that is one year from the date of the execution of the Senior Secured Credit Facilities due to the failure of all conditions precedent to first utilization of the Senior Secured Credit Facilities to be satisfied or waived (other than with respect to (a) the utilization or disbursement of the proceeds of the Notes, (b) any provision for future land premium payments to be made from the proceeds of the Notes and (c) funding of the Note Debt Service Reserve Account) by such date (the “Special Mandatory Note Proceeds Redemption Event”), the Notes will be subject to a special mandatory redemption (the “Special Mandatory Note Proceeds Redemption”) at a redemption price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon through the date of redemption. If a Special Mandatory Note Proceeds Redemption Event occurs, the Company will cause a notice of Special Mandatory Note Proceeds Redemption to be delivered to the Trustee and each of the Holders (with a copy to the Note Disbursement Agent and the Collateral Agent) within five Business Days following the date of the occurrence of the Special Mandatory Note Proceeds Redemption Event and will redeem the Notes, in whole and not in part, no later than ten (10) Business Days following the date of such notice of redemption. If the amount of funds in the Note Proceeds Account is insufficient to pay the redemption price, plus accrued and unpaid interest, the Company will provide such amounts to the Trustee directly, as provided in the Note Disbursement and Account Agreement.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company will pay or cause to be paid the principal of, premium, if any, and interest and Additional Amounts, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest and Additional Amounts, if any, will be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. New York Time two Business Days prior to the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02 Maintenance of Office or Agency.

The Company will maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission will in any manner relieve the Company of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates Deutsche Bank Trust Company Americas as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Reports.

(a) The Company will provide to the Trustee and the Holders and make available to potential investors:

(1) within 120 days after the end of the Company’s fiscal year, annual reports of the Company containing: (a) information with a level of detail that is substantially comparable to the sections in the Offering Memorandum entitled “Selected Consolidated Financial Information”, “Business”, “Management”, “Related Party Transactions” and “Description of Other Indebtedness”; (b) the Company’s audited consolidated (i) balance sheet as of the end of the two most recent fiscal years (or such shorter period as the Company has been in existence) and (ii) income statement and statement of cash flow for the two most recent fiscal years (or such shorter period as the Company has been in existence), in each case prepared in accordance with U.S. GAAP and including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (c) an operating and financial review of the two most recent fiscal years (or such shorter period as the Company has been in existence) for the Company and its Restricted Subsidiaries, including a discussion of (i) the financial condition and results of operations of the Company on a consolidated basis and any material changes between such two fiscal years (or such shorter period as the Company has been in existence) and (ii) any material developments in the business of the Company and its Restricted Subsidiaries; and (d) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any Change of Control or material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year, unless pro forma information has been provided in a previous report pursuant to paragraph (2)(c) below, provided that no pro forma information shall be required to be provided for any material acquisitions or dispositions relating solely to the Project;

(2) within 60 days after the end of each day of the first three fiscal quarters in each fiscal year of the Company, quarterly reports containing: (a) the Company’s unaudited condensed consolidated (i) balance sheet as of the end of such quarter and (ii) statement of income and cash flow for the quarterly and year to date periods ending on the most recent balance sheet date, and the comparable prior year periods, in each case prepared in accordance with U.S. GAAP; (b) an operating and financial review of such periods for the Company and its Restricted Subsidiaries including a discussion of (i) the financial condition and results of operations of the Company on a consolidated basis and material changes between the current period and the period of the prior year and (ii) any material developments in the business of the Company and its Restricted Subsidiaries; (c) pro forma income statement and balance sheet information of the Company, together with explanatory footnotes, for any Change of Control or material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal quarter, provided that no pro forma information shall be required to be provided for any material acquisitions or dispositions relating solely to the Project, and provided further that the Company may provide any such pro forma information relating to a material acquisition within 75 days following such quarterly report in the form of a report provided pursuant to clause (3) below; and

(3) promptly from time to time after the occurrence of any of the events listed in (a) to (e) of this clause (3) information with respect to (a) any change in the independent accountants of the Company or any of its Significant Subsidiaries, (b) resignation of any member of the Board of Director or management of the Company, (c) any material acquisition or disposition, (d) any material event that the Company or any Restricted Subsidiary announces publicly and (e) any information that the Company is required to make publicly available under the requirements of the Singapore Exchange Securities Trading Limited or such other exchanges on which the securities of the Company or its Subsidiaries are then listed.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries and any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries constitute Significant Subsidiaries of the Company, then the annual and quarterly information required by the paragraphs (a)(1) and (a)(2) hereof shall include a reasonably detailed presentation of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of the Company.

(c) In addition, so long as the Notes are “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act and in any period during which the Company is not subject to Section 13 or 15(d) of the Exchange Act nor exempt therefrom pursuant to Rule 12g3-2(b), the Company shall furnish to the holders of the Notes, securities analysts and prospective investors, upon their request, any information that Rule 144A(d)(4) under the Securities Act would require the Company to provide to such parties.

(d) All financial statement information required under this covenant shall be prepared on a consistent basis in accordance with U.S. GAAP. In addition, all financial statement information and all reports required under this covenant shall be presented in the English language.

(e) Contemporaneously with the provision of each report discussed above, the Company will also post such report on the Company’s website.

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, (x) within 120 days after the end of each fiscal year and (y) within five (5) Business Days of receipt of a written request from the Trustee, an Officer’s Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture, and the Security Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture, and the Security Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or any Security Document (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action the Company is taking or proposes to take with respect thereto.

(b) [Intentionally Omitted].

(c) So long as any of the Notes are outstanding, the Company will deliver to the Trustee, as soon as possible and in any event within five (5) days after the Company becomes aware of any Default or Event of Default, an Officer’s Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto. The Trustee shall not be deemed to have a duty to monitor compliance by the Company, nor to have knowledge of a Default or an Event of Default (other than a payment default on a scheduled interest payment date) unless a Responsible Officer of the Trustee receives written notice thereof, stating that it is a notice of default and referencing the applicable section of this Indenture.

Section 4.05 Taxes.

The Company will pay, and will cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies required to be paid by the Company or such Subsidiaries except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06 Stay, Extension and Usury Laws.

The Company covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Limitation on Restricted Payments.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness of the Company or any Subsidiary Guarantor (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to Incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof;

(C) the Opening Date has occurred; and

(D) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2) through (12) of Section 4.07(b), is less than the sum, without duplication, of:

(i) 75% of the EBITDA of the Company less 2.25 times Fixed Charges for the period (taken as one accounting period) from the beginning of the fiscal quarter during which the Opening Date occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such EBITDA for such period is a deficit, minus 100% of such deficit); plus

(ii) 100% of the aggregate net cash proceeds received by the Company since the Issue Date as a contribution to its common equity capital or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company (in each case, other than in connection with any Excluded Contribution or Sponsor Project Contribution) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(iii) to the extent that any Restricted Investment that was made after the Issue Date (x) is reduced as a result of payments of dividends to the Company or a Restricted Subsidiary or (y) is sold for cash or otherwise liquidated or repaid for cash, (in the case of sub-clauses (x) and (y)) the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment or (z) is reduced upon the release of a Guarantee granted by the Company or a Restricted Subsidiary that constituted a Restricted Investment, to the extent that the initial granting of such Guarantee reduced the restricted payments capacity under Section 4.07(a)(D); plus

(iv) to the extent that any Unrestricted Subsidiary of the Company designated as such after the Issue Date is re-designated as a Restricted Subsidiary after the Issue Date, the lesser of (i) the Fair Market Value of the Company’s Restricted Investment in such Subsidiary as of the date of such re-designation or (ii) the Fair Market Value of the net aggregate Investments made by the Company or a Restricted Subsidiary in such Unrestricted Subsidiary from the date such entity was originally designated as an Unrestricted Subsidiary through the date of such re-designation; plus

(v) 100% of the aggregate amount received from the sale of the stock of any Unrestricted Subsidiary of the Company after the Issue Date or 100% of any dividends received by the Company or a Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company.

(b) The provisions of Section 4.07(a) hereof will not prohibit:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Company (in each case, other than in connection with any Excluded Contribution or Sponsor Project Contribution); provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 4.07(a)(D)(ii) hereof;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company or any Subsidiary Guarantor with the net cash proceeds from a substantially concurrent Incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed US$1.0 million in any twelve-month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Fixed Charge Coverage Ratio test described in Section 4.09(a) hereof;

(8) any Restricted Payment made or deemed to be made by the Company or a Restricted Subsidiary under, pursuant to or in connection with the CMA or the Reinvestment Agreement;

(9) to the extent constituting Restricted Payments, the payment of Project Costs as permitted pursuant to the Disbursement Agreements;

(10) Restricted Payments that are made with Excluded Contributions;

(11) Restricted Payments made or deemed to be made with Excluded Project Revenues; provided the amount of such Restricted Payment will be excluded from Section 4.07(a)(D)(v);

(12) the making of Restricted Payments, if applicable:

(A) in amounts required for any direct or indirect parent of the Company to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct or indirect parent of the Company and general corporate operating and overhead expenses of any direct or indirect parent of the Company in each case to the extent such fees and expenses are attributable to the ownership or operation of the Company, if applicable, and its Subsidiaries, in an aggregate amount not to exceed US$1.0 million per annum;

(B) in amounts required for any direct or indirect parent of the Company, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Company Incurred in accordance with Section 4.09; provided that the amount of any such proceeds will be excluded from Section 4.07(a)(D)(ii);

(C) in amounts required for any direct or indirect parent of the Company to pay fees and expenses, other than to Affiliates of the Company, related to any unsuccessful equity or debt offering of such parent; and

(D) payments for services under any Revenue Sharing Agreement that would constitute or be deemed to constitute a Restricted Payment;

(13) any Restricted Payment used to fund the Transactions and the payment of fees and expenses incurred in connection with the Transactions or owed by the Company or any direct or indirect parent of the Company or Restricted Subsidiaries of the Company to Affiliates, and any other payments made, including any such payments made to any direct or indirect parent of the Company to enable it to make payments, in connection with the consummation of the Transactions, whether payable on the Issue Date or thereafter, in each case on terms described in the Offering Memorandum under “Use of Proceeds” and to the extent permitted by Section 4.11;

(14) payments to a direct or indirect parent company of the Company to reimburse such parent entity for reasonably documented costs and expenses associated with the development and construction of the Phase I Project incurred in the event the Company or any Restricted Subsidiary of the Company is unable to satisfy certain conditions to disbursement from the Note Proceeds Account (other than the condition that the funding of the Sponsors in an aggregate amount of US$825.0 million must be exhausted prior to any disbursement from the Note Proceeds Account) in accordance with the Note Disbursement and Account Agreement or under the Senior Secured Credit Facilities or from the Senior Disbursement Account in accordance with the Senior Disbursement Agreement; provided, the amount of any such payment does not exceed the net cash proceeds received by the Company since the Issue Date for the purposes described in this clause (14) either (a) as a contribution to its common equity or from the issue or sale of Equity Interests (other than Disqualified Stock) of the Company (and the amount of any such proceeds will be excluded from Section 4.07(a)(D)(ii) or (b) from the proceeds of the issuance of Subordinated Shareholder Debt; provided, any such payments made in accordance with this clause (b) shall be made through repayment of such Subordinated Shareholder Debt (including, for the avoidance of doubt, through voluntary prepayment thereof);

(15) any Restricted Payments, to the extent required to be made by any Gaming Authority having jurisdiction over the Company or any of its Restricted Subsidiaries or Melco Crown Gaming;

(16) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or any Restricted Subsidiary; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of this Section 4.07;

(17) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness of the Company or any Subsidiary Guarantor pursuant to provisions similar to those described under Section 4.15, provided that all Notes tendered by holders of the Notes in connection with a Change of Control Offer have been repurchased, redeemed or acquired for value;

(18) payments or distributions to dissenting stockholders of Capital Stock of the Company pursuant to applicable law in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with Section 5.01; provided that as a result of such consolidation, merger or transfer of assets, the Company shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value; and

(19) other Restricted Payments in an aggregate amount not to exceed US$10.0 million since the Issue Date; provided that the Opening Date has occurred,

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (12), (13), (14) and (19) of this Section 4.07(b), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section 4.07 will be determined by the Board of Directors of the Company whose resolution with respect thereto will be delivered to the Trustee as set forth in an Officer’s Certificate. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of international standing if the Fair Market Value exceeds US$30.0 million.

Section 4.08 Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause, permit or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to the Company or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) hereof will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Indebtedness or any other agreements in existence on the Issue Date as in effect on the Issue Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in those agreements on the Issue Date;

(2) the Credit Facilities Documents (including the Senior Secured Credit Facilities), and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in the Senior Secured Credit Facilities on the original execution date thereof;

(3) the Indenture, the Notes, the Note Guarantees and the Security Documents;

(4) applicable law, rule, regulation or order, or governmental license, permit or concession;

(5) any agreement or instrument governing Indebtedness or Capital Stock of a Person or assets acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was Incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other restrictions than those contained in those agreements or instruments at the time of such acquisition); provided further, that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be Incurred;

(6) customary non-assignment provisions in contracts and licenses including, without limitation, with respect to any intellectual property, entered into in the ordinary course of business;

(7) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 4.08(a)(3);

(8) any agreement for the sale or other disposition of Equity Interests or property or assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Liens permitted to be incurred under the provisions of Section 4.12 hereof that limit the right of the debtor to dispose of the assets subject to such Liens;

(11) provisions limiting dividends or the disposition or distribution of assets, property or Equity Interests in joint venture or operating agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, merger agreements and other similar agreements entered into with the approval of the Company’s Board of Directors, which limitation is applicable only to the assets, property or Equity Interests that are the subject of such agreements;

(12) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business; and

(13) any agreement or instrument with respect to any Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with the terms of this Indenture at the time of such designation and not incurred in contemplation of such designation, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Subsidiary or its subsidiaries or the property or assets of such Subsidiary or its subsidiaries, and any extensions, refinancing, renewals, supplements or amendments or replacements thereof; provided that the encumbrances and restrictions in any such extension, refinancing, renewal, supplement, amendment or replacement, taken as a whole, are no more restrictive in any material respect than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed, supplemented, amended or replaced.

Section 4.09 Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) and the Company will not issue any shares of Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that the Company may Incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock, and any Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue Preferred Stock, if (1) the Opening Date has occurred and (2) the Fixed Charge Coverage Ratio of the Company for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued, as the case may be, would have been at least 2.25 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The provisions of Section 4.09(a) hereof do not apply to any of the following (collectively, “Permitted Debt”):

(1) the Incurrence by the Company and the Subsidiary Guarantors of Indebtedness under Credit Facilities up to an aggregate principal amount of (i) (x) US$1.400 billion plus, after the occurrence of the Opening Date, (y) US$100.0 million incurred in respect of the Phase II Project less (ii) the aggregate amount of all Net Proceeds of Asset Sales applied since the Issue Date to repay any term Indebtedness Incurred pursuant to this clause (1) or to repay any revolving credit indebtedness Incurred under this clause (1) and effect a corresponding commitment reduction thereunder pursuant to Section 4.10 hereof;

(2) the Incurrence of Indebtedness represented by the Notes (other than Additional Notes), the Note Guarantees and the Intercompany Note Proceeds Loan, and, to the extent those obligations would represent Indebtedness, the Security Documents;

(3) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness of the Company or any of its Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, Incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or other assets (including through the acquisition of Capital Stock of any person that owns property, plant or other assets which will, upon acquisition, become a Restricted Subsidiary) used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (4), not to exceed the greater of (x) US$50.0 million and (y) 2.0% of Total Assets at any time outstanding;

(5) the Incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be Incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (15) of this Section 4.09(b);

(6) (a) Obligations in respect of workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, bid, appeal and surety bonds and completion or performance guarantees (including the guarantee of any land grant) provided by the Company or any Restricted Subsidiary in connection with the Project or in the ordinary course of business and (b) Indebtedness constituting reimbursement obligations with respect to letters of credit or trade or bank guarantees (including for land grants) issued in the ordinary course of business to the extent that such letters of credit, trade or bank guarantees (including for land grants) are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than thirty (30) days following receipt of a demand for reimbursement;

(7) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Subsidiary Guarantor; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company, will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that

(A) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; and

(B) any sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary of the Company,

will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (8).

(9) the Incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(10) the guarantee by the Company or any Restricted Subsidiary of the Company of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be Incurred by another provision of this Section 4.09; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(11) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is extinguished within five (5) Business Days of its Incurrence;

(12) to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers, contractors and designers) in furtherance of and/or in connection with the Project or agreements to pay fees and expenses or other amounts pursuant to the CMA or otherwise arising under the CMA in the ordinary course of business (provided, that no such agreements shall give rise to Indebtedness for borrowed money);

(13) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds, or performance bonds securing any obligation of the Company or any Restricted Subsidiary pursuant to such agreements, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Capital Stock of a Restricted Subsidiary of the Company, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided, that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received in connection with such disposition;

(14) Obligations in respect of Shareholder Subordinated Debt;

(15) any guarantees made solely in connection with (and limited in scope to) the giving of a Lien of the type specified in clause (22) of “Permitted Liens” to secure Indebtedness of an Unrestricted Subsidiary, the only recourse of which to the Company and its Restricted Subsidiaries is to the Equity Interests subject to the Liens; and

(16) after the Opening Date, the Incurrence by the Company or the Subsidiary Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness Incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness Incurred pursuant to this clause (16), not to exceed US$30.0 million.

The Company will not Incur, and will not permit any Subsidiary Guarantor to Incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Subsidiary Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its Incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09. Indebtedness incurred under the Senior Secured Credit Facilities will be deemed to have been incurred in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges of the Company as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the face amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than an Event of Loss), unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet, of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability;

(B) any securities, notes or other Obligations received by the Company or any such Restricted Subsidiary from such transferee that are, within 30 days of the receipt thereof, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(C) any stock or assets of the kind referred to in Section 4.10(b)(2) or Section 4.10(b)(4).

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale (including an Event of Loss), the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1) to repay (a) Indebtedness Incurred under Section 4.09 (b)(1) and Indebtedness that is secured under clause (25) of the definition of “Permitted Liens”, (b) other Indebtedness of the Company or a Subsidiary Guarantor secured by the asset that is the subject of such Asset Sale, and, in each case, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto, or (c) Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor;

(2) to acquire all or substantially all of the assets of another Permitted Business, or any Capital Stock of, a Person undertaking another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of the Company (provided that (a) such acquisition funded with any proceeds from an Event of Loss occurs within the date that is 545 days after receipt of the Net Proceeds from the relevant Event of Loss to the extent that a binding agreement to acquire such assets or Capital Stock is entered into on or prior to the date that is 360 days after receipt of the Net Proceeds from the relevant Event of Loss, and (b) if such acquisition is not consummated within the period set forth in clause (a), the Net Proceeds not so applied will be deemed to be Excess Proceeds);

(3) to make a capital expenditure (provided that any such capital expenditure funded with any proceeds from an Event of Loss occurs within the date that is 545 days after receipt of the Net Proceeds from the relevant Event of Loss); or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business (provided that (a) such acquisition funded from an Event of Loss occurs within the date that is 545 days after receipt of the Net Proceeds from the relevant Event of Loss to the extent that a binding agreement to acquire such assets is entered into on or prior to the date that is 360 days after receipt of the Net Proceeds from the relevant Event of Loss, and (b) if such acquisition is not consummated within the period set forth in clause (a), the Net Proceeds not so applied will be deemed to be Excess Proceeds);

or enter into a binding commitment regarding clauses (2), (3) or (4) above (in addition to the binding commitments expressly referenced in those clauses), provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until the earlier of (x) the date on which such acquisition or expenditure is consummated and (y) the 180th day following the expiration of the aforementioned 360 day period. To the extent such acquisition or expenditure is not consummated on or before such 180th day and the Company or such Restricted Subsidiary shall not have applied such Net Proceeds pursuant to clauses (2), (3) or (4) above on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds, and such Net Proceeds will constitute Excess Proceeds, provided further that, if such Asset Sale is an Event of Loss, the time periods set forth for the applications of the Net Proceeds therefrom shall be extended to any date set forth in the Senior Secured Credit Facilities for the application of the Net Proceeds therefrom towards mandatory prepayment of the Senior Secured Credit Facilities or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities, if later.

(c) Pending the final application of any Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

(d) Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this Section 4.10 will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds US$5.0 million, within ten (10) days thereof, the Company shall make an Asset Sale Offer to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest and Additional Amounts, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Company will purchase all tendered Notes and such other pari passu Indebtedness on a pro rata basis unless otherwise required under Section 3.02. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(e) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.09 hereof or this Section 4.10, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under Section 3.09 hereof or this Section 4.10 by virtue thereof.

Section 4.11 Transactions with Affiliates.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$15.0 million, a resolution of the Board of Directors of the Company set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) of this Section 4.11(a) and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company or, prior to the Opening Date only, in the event the Board of Directors of the Company has no disinterested directors, a majority of the members of the Board of Directors; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of US$30.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of international standing, or other recognized independent expert of national standing with experience appraising the terms and conditions of the type of transaction or series of related transactions.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a) hereof:

(1) any employment agreement, employee benefit plan (including compensation, retirement, disability, severance and other similar plan), officer or director indemnification, stock option or incentive plan or agreement, employee equity subscription agreement or any similar arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

(2) transactions between or among the Company and/or its Restricted Subsidiaries;

(3) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4) payment of reasonable officers’ and directors’ fees and reimbursement of expenses (including the provision of indemnity to officers and directors) to Persons who are not otherwise Affiliates of the Company;

(5) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company or contribution to the common equity capital of the Company;

(6) Restricted Payments (including any payments made under, pursuant to or in connection with the CMA or the Reinvestment Agreement) that do not violate Section 4.07 hereof or any other payment or investment made or deemed to be made with Excluded Project Revenues;

(7) any agreement or arrangement existing on the Issue Date, including any amendments, modifications, supplements, extensions, replacements, terminations or renewals (so long as any such agreement or arrangement together with all such amendments, modifications, supplements, extensions, replacements, terminations and renewals, taken as a whole, is not materially more disadvantageous to the Company and its Restricted Subsidiaries, taken as a whole, than the original agreement or arrangement as in effect on the Issue Date, unless any such amendments, modifications, supplements, extensions, replacements, terminations or renewals are imposed by any Gaming Authority or any other public authority having jurisdiction over the Company, Melco Crown Gaming or any of its Restricted Subsidiaries, including, but not limited to, the government of the Macau SAR);

(8) loans or advances to employees in the ordinary course of business not to exceed US$1.0 million in the aggregate at any one time outstanding;

(9) the payment of Project Costs and the reimbursement of Affiliates of the Company or a Restricted Subsidiary, in each case, as permitted pursuant to the Disbursement Agreements as in effect as of the Issue Date and any amendments thereto (so long as such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous in any material respect to the Company and its Restricted Subsidiaries, taken as a whole, than the original agreement as in effect on the Issue Date);

(10) (a) transactions or arrangements under, pursuant to or in connection with the CMA or the Reinvestment Agreement, including any amendments, modifications, supplements, extensions, replacements, terminations or renewals thereof (so long as the CMA and the Reinvestment Agreement, taken as a whole, together with all such amendments, modifications, supplements, extensions, replacements, terminations and renewals, taken as a whole, is not materially more disadvantageous to the Company and its Restricted Subsidiaries, taken as a whole, than the CMA and the Reinvestment Agreement, taken as a whole, as in effect on the Issue Date or, as determined in good faith by the Board of Directors of the Company, would not materially and adversely affect the Company’s ability to make payments of principal of and interest on the Notes) and (b) other than with respect to transactions or arrangements subject to clause (a) above, transactions or arrangements with customers, clients, suppliers or sellers of goods or services in the ordinary course of business and otherwise in compliance with the terms of this Indenture, on terms that are fair to the Company or any of its Restricted Subsidiaries, as applicable, or are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Company, in the case of each of (a) and (b), unless any such amendments, modifications, supplements, extensions, replacements, terminations or renewals are imposed by any Gaming Authority or any other public authority having jurisdiction over the Company, Melco Crown Gaming or any of its Restricted Subsidiaries, including, but not limited to, the government of the Macau SAR;

(11) the execution of the Transactions, and the payment of all fees and expenses relating to the Transactions described in the Offering Memorandum;

(12) with respect to compliance with Section 4.11(a)(2)(B) hereof, transactions or arrangements to be entered into in connection with the Project in the ordinary course of business including any amendments, modifications, supplements, extensions, replacements, terminations or renewals thereof; and

(13) with respect to compliance with Section 4.11(a)(2)(B) hereof, transactions with Excluded Project Subsidiaries in the ordinary course of business and otherwise in compliance with the terms of this Indenture, on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Company.

Section 4.12 Liens.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind on any asset now owned or hereafter acquired or any proceeds, income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens, or, if such Lien is not a Permitted Lien, unless the Notes and the Note Guarantees are secured on a pari passu basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Section 4.13 Business Activities.

The Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.14 Corporate Existence.

Subject to Article 5 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Subsidiaries, if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

Section 4.15 Offer to Repurchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require the Company to repurchase all or any part of such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Company has previously or concurrently elected to redeem the Notes pursuant to Section 3.07 hereof. Within ten (10) days following any Change of Control, except to the extent that the Company has exercised its right to redeem the Notes by delivery of a notice of redemption pursuant to Section 3.03 hereof, the Company shall mail a notice (a “Change of Control Offer”) to each Holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such Holder has the right to require the Company to repurchase such Holder’s Notes at a repurchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date (the “Change of Control Payment”));

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Change of Control Payment Date”);

(4) that any Note not tendered will continue to accrue interest;

(5) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(6) the Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(7) the Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased, and

(8) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, provided that the unpurchased portion has a minimum denomination of US$250,000.

(b) On the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes properly tendered and being purchased by the Company.

The Paying Agent will promptly mail (but in any case not later than five (5) days after the Change of Control Payment Date) to each Holder properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided that the unpurchased portion has a minimum denomination of US$250,000. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(c) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 4.15 hereof and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price.

(d) A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(e) Notes repurchased by the Company pursuant to a Change of Control Offer will have the status of Notes issued but not outstanding or will be retired and cancelled at the option of the Company. Notes purchased by a third party pursuant to the preceding paragraph will have the status of Notes issued and outstanding.

(f) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of the Notes pursuant to this Section 4.15. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance.

Section 4.16 Payments for Consents.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes, the Note Guarantees or the Security Documents unless such consideration is (1) offered to be paid; and (2) is paid to all Holders that consent, waive or agree to amend within the time frame and on the terms set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.17 Future Subsidiary Guarantors.

(a) If the Company or any of its Restricted Subsidiaries acquires or creates another Subsidiary after the Issue Date, then the Company shall cause such newly acquired or created Subsidiary to become a Subsidiary Guarantor (in the event that such Subsidiary provides a guarantee of any other Indebtedness of the Company or a Subsidiary Guarantor of the type specified under clauses (1) or (2) of the definition of “Indebtedness”), at which time such Subsidiary shall:

(1) execute a supplemental indenture in the form attached as Exhibit D hereto pursuant to which such Subsidiary shall unconditionally guarantee, on a senior basis, all of the Company’s Obligations under this Indenture and the Notes on the terms set forth in this Indenture;

(2) execute and deliver to the Collateral Agent such amendments or supplements to the Security Documents necessary in order to grant to the Collateral Agent, for the benefit of the Trustee and the holders of the Notes, a perfected security interest (subject to Permitted Liens and to the extent permitted under applicable law) in the Collateral owned by such Subsidiary Guarantor required to be pledged pursuant to the Security Documents;

(3) take such further action and execute and deliver such other documents as otherwise may be reasonably requested by the Trustee or the Collateral Agent to give effect to the foregoing; and

(4) deliver to the Trustee and the Collateral Agent an Opinion of Counsel that (i) such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Subsidiary and constitute legal, valid, binding and enforceable Obligations of such Subsidiary and (ii) the Security Documents to which such Subsidiary is a party create a valid perfected Lien on the Collateral covered thereby to the extent permitted under applicable law.

(b) Notwithstanding Section 4.17(a), the Company shall not be obligated to cause any such Restricted Subsidiary to Guarantee the Notes to the extent that such Guarantee by such Restricted Subsidiary would reasonably be expected to give rise to or result in (i) any liability for the officers, directors or shareholders of such Restricted Subsidiary or (ii) any significant cost, expense, liability or obligation (including with respect of any Taxes, but excluding any reasonable guarantee or similar fee payable to the Company or a Restricted Subsidiary) other than reasonable out of pocket expenses.

Section 4.18 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default; provided that in no event will the business currently operated by Studio City Company Limited, Studio City Developments Limited, Studio City Entertainment Limited or Studio City Hotels Limited be transferred to or held by an Unrestricted Subsidiary. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Company. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary (or, with respect to Excluded Project Subsidiaries, they meet the definition thereof). The Board of Directors of the Company may re-designate any Unrestricted Subsidiary to be a Restricted Subsidiary if that re-designation would not cause a Default.

Any designation of a Subsidiary of the Company as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary (or, with respect to an Excluded Project Subsidiary, it would fail to meet the requirements set forth in the definition thereof), it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under Section 4.09 hereof, the Company will be in Default of such covenant. The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided that such designation will be deemed to be an Incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the reference period; and (2) no Default or Event of Default would be in existence following such designation. On such designation, the Company shall deliver an Officer’s Certificate to the Trustee regarding such designation and certifying that such designation complies with the preceding conditions and the relevant covenants under this Indenture.

Section 4.19 Listing.

The Company will use its commercially reasonable efforts to list and maintain the listing and quotation of the Notes on the Official List of the Singapore Exchange Securities Trading Limited or another comparable exchange.

Section 4.20 Creation of New Intermediate Holding Companies.

(a) Prior to any funding under the Senior Secured Credit Facilities, the Company shall create holding companies that are direct parent companies of Studio City Entertainment Limited and Studio City Hotels Limited (and together holding 100% of the Voting Stock thereof) and direct subsidiaries of Studio City Holdings Two Limited (the “New Intermediate Holding Companies”). The New Intermediate Holding Companies shall constitute “direct parent companies” for purposes of Section 11.08(c) of this Indenture.

(b) Promptly upon the incorporation of the New Intermediate Holding Companies, the Company shall procure that each New Intermediate Holding Company shall provide a Note Guarantee on a senior basis as provided in this Indenture (including pursuant to Section 4.17 hereof).

Section 4.21 Escrow of Proceeds.

The Company shall deposit, or cause to be deposited, the net proceeds of the offering of the Notes issued on the Issue Date into the Escrow Account on the Issue Date and shall comply with the terms of the Escrow Agreement.

Section 4.22 Limitations on Use of Proceeds

Upon release from the Escrow Account in accordance with the Escrow Agreement, the Company will deposit all of the net proceeds of the offering of the Notes issued on the Issue Date into the Note Proceeds Account after the funding of the Note Interest Reserve Account. The funds in the Note Proceeds Account will be invested as set forth in the Indenture and the Note Disbursement and Account Agreement and will be disbursed only in accordance with the Note Disbursement and Account Agreement.

Section 4.23 Note Debt Service Reserve Account.

(a) On the date of or immediately prior to the submission of the first utilization request under the Senior Secured Credit Facilities, and upon release from the Note Interest Reserve Account pursuant to the Note Disbursement and Account Agreement, the Company shall cause the Six-Month Interest Reserve to be deposited into a U.S. dollar-denominated note debt service reserve account established by, and in the name of, the Senior Secured Credit Facilities Borrower.

(b) At all times the obligations of the Company to deposit monthly payments into the Note Interest Accrual Account shall be substantially identical in priority to any obligations to make periodic payments into the Senior Debt Service Accrual Account or any similar account established for the benefit of the Senior Secured Credit Facilities Finance Parties (or the analogous parties under any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities) with respect to principal and interest due thereunder for the applicable periods in accordance with the terms of the Note Disbursement and Account Agreement, subject to the rights of secured creditors of the Company and its subsidiaries on enforcement, although the failure to fund the Note Interest Accrual Account (to the extent the Senior Debt Service Accrual Account or its equivalent is also not funded as specified above) will not constitute a Default or Event of Default under this Indenture.

Section 4.24 Operation of Revenue Account.

All of the revenues of Studio City Investments Limited and its Restricted Subsidiaries derived directly from the operation of the Phase I Project from the Opening Date shall be paid into an agreed account or accounts (collectively, the “Revenue Account”) secured in favor of the security agent under the Senior Secured Credit Facilities (or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities) and not in favor of the Trustee or the holders of the Notes). Funds shall be paid out of the Revenue Account in support of the Company’s and the Senior Secured Credit Facilities Borrower’s obligations under the Notes and the Senior Secured Credit Facilities (or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities), respectively, in accordance with the following sequence towards:

(a) payment of construction costs, budgeted operating expenditure, budgeted capital expenditure and taxes;

(b) payment of any fees and expenses owing to the agents and the other administrative parties appointed in connection with the Senior Secured Credit Facilities (or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities) and the Trustee, the Collateral Agent, the Paying and Transfer Agent, the Registrar, and any other administrative parties appointed in connection with the Notes;

(c) payments (on a pari passu and pro rata basis as among (i), (ii) and (iii)) to (i) the Senior Debt Service Accrual Account (or its equivalent under any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities) up to the required balance of scheduled interest (and additional amounts in the nature of interest) due under the Senior Secured Credit Facilities (or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities) on the next interest payment date (crediting any amounts receivable under relevant interest rate swap agreements); (ii) the Senior Debt Service Accrual Account (or its equivalent under any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities) up to the required balance of scheduled principal due under the Senior Secured Credit Facilities (or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities) on the next repayment date (other than the amount of scheduled principal due on the final repayment date); and (iii) the Note Interest Accrual Account up to the required balance of interest due on the next interest payment date (and additional amounts in the nature of interest), which amounts will be applied in making such payment provided that the amount standing to the credit of the Note Interest Accrual Account shall not accrue at a rate higher than one sixth of interest due under the Notes on the next interest payment date multiplied by the number of months that have passed in each six-month interest period under the Notes (adjusted, in the case of the first interest payment date after the Opening Date, for any amount credited to the Note Interest Accrual Account from the Note Interest Reserve Account and any part month);

(d) payment to the debt service reserve account (or its equivalent) established pursuant to the Senior Secured Credit Facilities (or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities) up to the required balance;

(e) to the extent not paid pursuant to paragraphs (b) and (c) above, payment of any unpaid amounts then due to any of the Senior Secured Credit Facilities Finance Parties (or the analogous parties under any Credit Facility that replaces the Senior Secured Credit Facilities) and the holders of the Notes, the Trustee, the Collateral Agent, the Paying and Transfer Agent, the Registrar, and any other administrative parties appointed in connection with the Notes (excluding those amounts payable as set forth in paragraph (g) below);

(f) to the extent not paid pursuant to paragraph (a) above, payment of the unpaid amount of taxes, contributions, other premia, capital expenditure and operating costs and expenses then due and payable by the obligors under the Senior Secured Credit Facilities (or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities);

(g) payment to a reserve account to meet any payments required under certain mandatory prepayment provisions of the Senior Secured Credit Facilities (or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities); and

(h) payment to an account from which dividends, distributions and any other payments are permitted to be made by the Senior Secured Credit Facilities (or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities).

Section 4.25 Construction.

The Company will, and will cause its Restricted Subsidiaries to, construct the Phase I Project, including the furnishing, fixturing and equipping thereof, with diligence and continuity in a good and workman-like manner substantially in accordance with the Plans and Specifications.

Section 4.26 Suspension of Covenants

(a) The following covenants (the “Suspended Covenants”) will not apply during any period during which the Notes have an Investment Grade Status (a “Suspension Period”): Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 5.01(a)(3), and Section 4.17. Additionally, during any Suspension Period, the Company will no longer be permitted to designate any Restricted Subsidiary as an Unrestricted Subsidiary.

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the Notes cease to have Investment Grade Status, then the Suspended Covenants will apply with respect to events occurring following the Reversion Date (unless and until the Notes subsequently attain an Investment Grade Status, in which case the Suspended Covenants will again be suspended for such time that the Notes maintain an Investment Grade Status); provided, however, that no Default or Event of Default will be deemed to exist under the Indenture with respect to the Suspended Covenants, and none of the Company or any of its Subsidiaries will bear any liability for any actions taken or events occurring during a Suspension Period and before any related Reversion Date, or any actions taken at any time pursuant to any contractual obligation or binding commitment arising prior to such Reversion Date, regardless of whether those actions or events would have been permitted if the applicable Suspended Covenant had remained in effect during such period.

(c) On each Reversion Date, all Indebtedness Incurred during the Suspension Period prior to such Reversion Date will be deemed to be Indebtedness existing on the Issue Date. For purposes of calculating the amount available to be made as Restricted Payments under Section 4.07(a)(D) on or after the Reversion Date, calculations under such covenant shall be made as though such covenant had been in effect during the entire period of time after the Issue Date (including the Suspension Period). Restricted Payments made during the Suspension Period not otherwise permitted pursuant to any of clauses (2) through (6) or (19) under Section 4.07(b) will reduce the amount available to be made as Restricted Payments under Section 4.07(a)(D); provided, that the amount available to be made as Restricted Payments on the Reversion Date shall not be reduced to below zero solely as a result of such Restricted Payments. In addition, for purposes of the other Suspended Covenants, all agreements entered into and all actions taken during the Suspension Period, including, without limitation, the Incurrence of Indebtedness shall be deemed to have been taken or to have existed prior to the Issue Date.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, or Sale of Assets.

(a) The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person unless:

(1) either:

(A) if the transaction or series of transactions is a consolidation of the Company with or a merger of the Company with or into any other Person, the Company shall be the surviving corporation of such merger or consolidation; or

(B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition has been made shall be a corporation organized and existing under the laws of the British Virgin Islands, Cayman Islands, Hong Kong, Macau, Singapore, United States, any state of the United States or the District of Columbia, and such Person shall expressly assume all the Obligations of the Company under the Notes, this Indenture and the Security Documents pursuant to supplemental indentures or other documents or agreements reasonably satisfactory to the Trustee and the Collateral Agent, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Security Documents on the Collateral owned by or transferred to the surviving Person;

(2) immediately after such transaction, no Default or Event of Default exists; and

(3) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition has been made, would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least US$1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) hereof.

(b) No Subsidiary Guarantor will, and the Company will not permit any Subsidiary Guarantor to, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Subsidiary Guarantor is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of such Subsidiary Guarantor in one or more related transactions, to another Person, unless:

(1) either:

(A) if the transaction or series of transactions is a consolidation of such Subsidiary Guarantor with or a merger of such Subsidiary Guarantor with or into any other Person, such Subsidiary Guarantor shall be the surviving corporation of such consolidation or merger; or

(B) the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, conveyance or other disposition has been made shall be a corporation organized and existing under the laws of the British Virgin Islands, Cayman Islands, Hong Kong, Macau, Singapore, United States, any state of the United States or the District of Columbia, and such Person shall expressly assume all the Obligations of such Subsidiary Guarantor under its Note Guarantee, this Indenture and the Security Documents pursuant to supplemental indentures or other documents or agreements reasonably satisfactory to the Trustee and the Collateral Agent, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Security Documents on the Collateral owned by or transferred to the surviving Person; and

(2) immediately after such transaction, no Default or Event of Default exists;

provided, however, that the provisions of this Section 5.01(b) shall not apply if such Subsidiary Guarantor is released from its Note Guarantee as a result of such consolidation, merger, sale or other disposition pursuant to Section 11.08 hereof.

(c) This Section 5.01 will not apply to:

(1) a merger of the Company or a Subsidiary Guarantor, as the case may be, with an Affiliate solely for the purpose of reincorporating the Company or a Subsidiary Guarantor, as the case may be, in another jurisdiction; or

(2) any consolidation or merger, or any sale, assignment, transfer, conveyance, or other disposition of assets between or among the Company and the Subsidiary Guarantors or between or among the Subsidiary Guarantors.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture referring to the “Company” shall refer instead to the successor Person and not to the Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein; provided, however, that the predecessor Company shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale of all of the Company’s assets in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest or Additional Amounts, if any, on the Notes;

(2) default in the payment when due (at maturity, upon redemption, upon required repurchase, or otherwise) of the principal of, or premium, if any, on the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with its obligations under the provisions of Sections 3.09, 3.12, 3.13, 4.10, 4.15, 4.22 or 5.01 hereof;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture or the Security Documents;

(5) default under any mortgage, indenture or instrument (other than a Designated Credit Facility) under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of this Indenture, if that default:

(A) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates US$10.0 million or more at any time outstanding;

(6) default under any Designated Credit Facility that results in the acceleration thereof prior to the final maturity thereof;

(7) failure by the Company or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction (other than any judgment as to which a reputable third party insurer has accepted full responsibility and coverage) aggregating in excess of US$10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of Bankruptcy Law:

(A) commences a voluntary case or is the subject of a petition by a creditor to have it declared bankrupt,

(B) consents to the entry of an order for relief against it in an involuntary case,

(C) consents to the appointment of a custodian of it or for all or substantially all of its property,

(D) makes a general assignment for the benefit of its creditors, or

(E) generally is not paying its debts as they become due;

(9) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or of any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or of any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

(10) the repudiation by the Company or any Subsidiary Guarantor of any of their Obligations under the Security Documents or the unenforceability of the Security Documents against the Company or any Subsidiary Guarantor for any reason;

(11) except as permitted by this Indenture, (a) any Note Guarantee is held in any judicial proceeding in a competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect, or (b) any Person acting on behalf of any Subsidiary Guarantor, denies or disaffirms its Obligations under its Note Guarantee;

(12) except in accordance with this Indenture or as a result of a repayment in full, the Intercompany Note Proceeds Loan ceases to be in full force and effect or is declared fully or partially void in a judicial proceeding or the Company or any other Restricted Subsidiary asserts that the Intercompany Note Proceeds Loan is fully or partially invalid;

(13) the termination or rescission of any Gaming License or the Macau government takes any formal measure to do so;

(14) the abandonment or loss or destruction of all or substantially all of the Phase I Project; and

(15) the failure of the Phase I Project to achieve the Opening Date by the Construction Opening Long Stop Date or the Construction Completion Date not occurring by the Construction Completion Long Stop Date.

Section 6.02 Acceleration.

In the case of an Event of Default specified in Section 6.01(a)(8) or 6.01(a)(9) hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Upon any such declaration, the Notes shall become due and payable immediately.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of all of the Holders, rescind an acceleration and its consequences, if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest, premium or Additional Amounts, if any, that has become due solely because of the acceleration) have been cured or waived.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and Additional Amounts, if any, and interest on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Security Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive an existing Default or Event of Default and its consequences hereunder, except a continuing Default or Event of Default in the payment of the principal of, premium, Additional Amounts, if any, or interest on, the Notes (including in connection with an offer to purchase); provided, however, that the Holders of a majority in aggregate principal amount of the then outstanding Notes may rescind an acceleration and its consequences, including any related payment default that resulted from such acceleration. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders or that may involve the Trustee in personal liability.

Section 6.06 Limitation on Suits.

(a) Subject to the provisions of this Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee reasonable indemnity or security to its satisfaction against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest or Additional Amounts, if any, when due, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have made a written request to the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee security or indemnity to its satisfaction against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity to its satisfaction; and

(5) during such 60-day period, Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07 Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal, premium, Additional Amounts, if any, and interest on the Notes, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (a)(2) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company for the whole amount of principal of, premium, Additional Amounts, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and premium, if any and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.08 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.08 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, the Collateral Agent, the Agents, and their respective agents and attorneys for amounts due under Section 7.08 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Collateral Agent or any Agent, and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, Additional Amounts, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, Additional Amounts, if any, and interest, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee will exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee will be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee will examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(3) other than with respect to a payment default, the Trustee shall not be charged with knowledge of any Default or Event of Default unless written notice has been delivered to a Responsible Officer at the Corporate Trust Office of the Trustee referencing the applicable provision of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee will not be liable for any error of judgment made in good faith by a Responsible Officer; and

(3) the Trustee will not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture will require the Trustee to expend or risk its own funds or incur any liability.

(f) The Trustee will not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may engage and consult with professional advisors and counsel selected by it at the reasonable expense of the Company and the Trustee may rely conclusively upon advice of such professional advisors and counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon by the Trustee and any of its directors, officers, employees or agents duly appointed.

(c) The Trustee may act through its attorneys and agents and will not be responsible for the misconduct or negligence of any agent appointed with due care. The Trustee shall have no duty to monitor the performance of such agents.

(d) The Trustee will not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture. The Trustee shall not be required to take action at the direction of the Company or Holders which conflicts with the requirements of this Indenture, or for which it is not indemnified to its satisfaction, or which involves undue risk or would be contrary to applicable law or regulation.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company will be sufficient if signed by an Officer or a director of the Company.

(f) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee indemnity and/or security satisfactory to the Trustee in its sole discretion against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

(g) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(h) The recitals contained herein and in the Notes are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Indenture, the Notes, the Intercompany Note Proceeds Loan or Security Document.

(i) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records, and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(j) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(k) The rights, privileges, indemnity, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and the Collateral Agent, and each agent, custodian and other Person employed to act hereunder and shall be incorporated by reference and made a part of the Security Documents, provided, however the Collateral Agent and any such agent or custodian shall not be deemed to be a fiduciary;

(l) The Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture;

(m) In the event that the Trustee and Agents shall be uncertain as to their respective duties or rights hereunder or shall receive instructions, claims or demands from the Company, which in their opinion, conflict with any of the provisions of this Indenture, they shall be entitled to refrain from taking action until directed in writing by a final order or judgment of a court of competent jurisdiction; and

(n) So long as any of the Notes remains outstanding, the Company shall provide the Agents with a sufficient number of copies of this Indenture and each of the documents sent to the Trustee or which are required to be made available by stock exchange regulations or stated in the Offering Memorandum relating to the Notes, to be available and, subject to being provided with such copies, each of the Agents will procure that such copies shall be available at its specified office during normal office hours for examination by the Holders and that copies thereof will be furnished to the Holders upon written request at their own expense.

Section 7.03 Limitation on Duty of Trustee and Collateral Agent in Respect of Collateral; Indemnification

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee and Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee and Collateral Agent shall not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Trustee and Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords other collateral and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or Collateral Agent in good faith.

(b) The Trustee and Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority of enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee and Collateral Agent, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Company to the Collateral, for insuring the Collateral or otherwise as to the maintenance of the Collateral. The Trustee and Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents, by the Company or the Subsidiary Guarantors.

Section 7.04 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. The Trustee is also subject to Section 7.11 hereof.

Section 7.05 Trustee’s Disclaimer.

The Trustee will not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Documents or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it will not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it will not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be deemed to be required to calculate any Fixed Charges, Treasury Rates, Additional Amounts, any make-whole amount, any Fixed Charge Coverage Ratio or other coverage ratio, or otherwise.

Section 7.06 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee will mail to Holders a notice of the Default or Event of Default within ninety (90) days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, Additional Amounts, if any, or interest on, any Note, the Trustee shall not be deemed to have such actual knowledge and may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders.

Section 7.07 [Intentionally Omitted.]

Section 7.08 Compensation and Indemnity.

(a) The Company will pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder pursuant to a written fee agreement executed by the Trustee and the Company. The Trustee’s compensation will not be limited by any law on compensation of a trustee of an express trust. The Company will reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses will include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Subsidiary Guarantors will indemnify the Trustee (which for purposes of this Section 7.08, shall be deemed to include its officers, directors, employees and agents) against any and all losses, liabilities or expenses (including the fees and expenses of counsel) incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses of enforcing this Indenture against the Company and the Subsidiary Guarantors (including this Section 7.08) and defending itself against any claim (whether asserted by the Company, the Subsidiary Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable solely to its negligence or willful default or fraud by a court of competent jurisdiction in a final non-appealable order. The Trustee will notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company will not relieve the Company or any of the Subsidiary Guarantors of their obligations hereunder. The Company or such Subsidiary Guarantor will defend the claim and the Trustee will cooperate in the defense. The Trustee may have separate counsel and the Company will pay the reasonable fees and expenses of such counsel. Neither the Company nor any Subsidiary Guarantor need to pay for any settlement made without its consent, which consent will not be unreasonably withheld.

(c) The obligations of the Company and the Subsidiary Guarantors under this Section 7.08 will survive the satisfaction and discharge of this Indenture, and the resignation or removal of the Trustee, the Collateral Agent and/or any Agent.

(d) To secure the Company’s and the Subsidiary Guarantors’ payment obligations in this Section 7.08, the Trustee will have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien will survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(8) or Section 6.01(a)(9) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Collateral Agent shall have the same rights to compensation and indemnity as the Trustee hereunder. For purposes of this Section 7.08 “hereunder” shall be deemed to include this Indenture, the Notes and the Security Documents.

Section 7.09 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.09.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.11 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company will promptly appoint a successor Trustee. Within one (1) year after the successor Trustee takes office, the holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within sixty (60) days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee at the sole expense of the Company.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.11 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee will deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee will become effective, and the successor Trustee will have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee will mail a notice of its succession to Holders. The retiring Trustee will promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.08 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.09, the Company’s obligations under Section 7.08 hereof will continue for the benefit of the retiring Trustee.

Section 7.10 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act will be the successor Trustee.

Section 7.11 Eligibility; Disqualification.

There will at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof, the United Kingdom or Hong Kong that is authorized under such laws to exercise corporate trustee power and that has a combined capital and surplus of at least US$100.0 million as set forth in its most recent published annual report of condition.

Section 7.12 Appointment of Co-Trustee.

(a) Notwithstanding any other provisions of this Indenture, at any time, for the purpose of meeting any legal requirement of any jurisdiction or otherwise, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustees, of all or any part of this Indenture, and to vest in such Person or Persons, in such capacity and for the benefit of the Holders, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 7.09 and no notice to the Holders of the appointment of any co-trustee or separate trustee shall be required.

(b) Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(1) All rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee.

(2) No trustee hereunder shall be personally liable by reason of any act or omission of any other trustee hereunder; and

(3) The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c) Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Indenture and the conditions of this Section 7.12. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the rights to compensation, reimbursement and indemnification hereunder) to, the Trustee. Every such instrument shall be filed with the Trustee.

(d) Any separate trustee or co-trustee may at any time constitute the Trustee its agent or attorney-in-fact with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Indenture on its behalf and in its name. If any separate trustee or co-trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies, and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 7.13 [Intentionally Omitted].

Section 7.14 Rights of Trustee in Other Roles; Collateral Agent.

All rights, powers and indemnities contained in this Article 7 shall apply to the Trustee in its other roles hereunder and to the Collateral Agent (including, for the avoidance of doubt, in relation to the Security Documents) and the Agents, provided, however, that each of the Collateral Agent and the Agents is an agent and not a fiduciary.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Company and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their Obligations with respect to all outstanding Notes (including the Note Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Subsidiary Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees and this Indenture (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Additional Amounts, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04 hereof;

(2) the Company’s Obligations with respect to such Notes under Article 2 and Section 4.02 hereof;

(3) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Subsidiary Guarantors’ Obligations in connection therewith; and

(4) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, the Company and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under the covenants contained in Sections 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.15, 4.16, 4.17, 4.18, 4.19 and hereof and Section 5.01(a)(3) hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Subsidiary Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01 hereof, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 hereof of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3) through 6.01(a)(5) hereof will not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, in the opinion of an internationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, and Additional Amounts, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(2) in the case of an election under Section 8.02 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(A) the Company has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(B) since the date of this Indenture, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of an election under Section 8.03 hereof, the Company must deliver to the Trustee an Opinion of Counsel confirming that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

(8) The Trustee shall be entitled to its usual fees and, in addition, any fees and expenses incurred or charged by the Trustee and its counsel in connection with defeasance, satisfaction and discharge, and investment or custody services provided hereunder.

Section 8.05 Deposited Money and U.S. Government Obligations to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the holders of such Notes of all sums due and to become due thereon in respect of principal, premium, and Additional Amounts, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable U.S. Government Obligations held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium or Additional Amounts, if any, or interest on, any Note and remaining unclaimed for two (2) years after such principal, premium, or Additional Amounts, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which will not be less than thirty (30) days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Subsidiary Guarantors’ obligations under this Indenture and the Notes and the Note Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company makes any payment of principal of, premium or Additional Amounts, if any, or interest on, any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, the Company, the Subsidiary Guarantors, the Trustee, the Collateral Agent and each Agent, as the case may be, may amend or supplement this Indenture, the Notes, the Note Guarantees, the Security Documents, the Escrow Agreement, the Note Disbursement and Account Agreement or the Intercompany Note Proceeds Loan without the consent of any Holder:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Subsidiary Guarantor’s Obligations under the Notes or the Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiary Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder;

(5) to conform the text of the Notes, this Indenture, the Note Guarantees, the Security Documents or the Intercompany Note Proceeds Loan to any provision of the “Description of Notes” section of the Offering Memorandum, to the extent that such provision in that “Description of Notes” section of the Offering Memorandum was intended to be a verbatim recitation of a provision of the Notes, this Indenture, the Note Guarantees, the Security Documents or the Intercompany Note Proceeds Loan, which intent shall be evidenced by an Officer’s Certificate to that effect;

(6) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date of this Indenture;

(7) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or the Security Documents; or

(8) to allow any Subsidiary Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to release any Subsidiary Guarantor from its Note Guarantee in accordance with the terms of this Indenture.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 7.02 hereof, the Trustee, the Collateral Agent and each Agent will join with the Company and the Subsidiary Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but neither the Trustee, the Collateral Agent nor any Agent will be obligated to (although they may at their discretion) enter into such amended or supplemental indenture that affects their own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, the Company, the Trustee, the Collateral Agent and each Agent may amend or supplement this Indenture (including, without limitation, Section 3.09, 4.10 and 4.15 hereof) and the Notes, and the Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent, as the case may be, may amend or supplement the Note Guarantees, the Security Documents, the Escrow Agreement, the Note Disbursement and Account Agreement, or the Intercompany Note Proceeds Loan with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or Additional Amounts, if any, or interest on, the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercompany Note Proceeds Loan may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, 9.06, 13.04 and 13.05 hereof, the Trustee, the Collateral Agent and each Agent will join with the Company and the Subsidiary Guarantors in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affects either the Trustee’s, the Collateral Agent’s or any Agent’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee, the Collateral Agent and each Agent (as the case may be) may in their discretion, but will not be obligated to, enter into such amended or supplemental indenture.

It is not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company will mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, will not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver. Subject to Sections 6.04 and 6.07 hereof, the Holders of a majority in aggregate principal amount of the Notes then outstanding voting as a single class may waive compliance in a particular instance by the Company with any provision of this Indenture or the Notes. However, without the consent of each Holder (including the Additional Notes) affected, an amendment, supplement or waiver under this Section 9.02 may not (with respect to any Notes (including the Additional Notes) held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of, premium, if any, or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (except as provided above with respect to Sections 3.09, 4.10 and 4.15 hereof);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, premium or Additional Amounts, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest, premium or Additional Amounts, if any, on, the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.10 or 4.15 hereof);

(8) release any Subsidiary Guarantor from any of its Obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture;

(9) release the Collateral from the Liens securing the Notes or making any changes to the priority of the Liens under the Security Documents that would adversely affect the Holders, except in accordance with the terms of this Indenture and the applicable Security Documents; or

(10) make any change in the preceding amendment and waiver provisions.

Section 9.03 Supplemental Indenture.

Every amendment or supplement to this Indenture or the Notes will be set forth in an amended or supplemental indenture.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by such Holder and every subsequent holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note will not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee will sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Company may not sign an amended or supplemental indenture until the Board of Directors of the Company approves it. In executing any amended or supplemental indenture, the Trustee will be entitled to receive security and/or indemnity to its reasonable satisfaction and (subject to Section 7.01 hereof) will be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture, that the supplemental indenture is legal, valid, binding and enforceable against the Company in accordance with its terms and such other matters as the Trustee may request. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.

ARTICLE 10

COLLATERAL AND SECURITY

Section 10.01 Pledge of Collateral.

The due and punctual payment of the principal of, and premium, interest and Additional Amounts, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and Additional Amounts (to the extent permitted by law), if any, on the Notes and performance of all other obligations of the Company to the Holders of Notes or the Trustee, the Collateral Agent and the Agents under this Indenture and the Notes according to the terms hereunder or thereunder, are secured as provided in the Security Documents. Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Security Documents in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. The Company will deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Security Documents, and the Company will, and the Company will cause each of its Restricted Subsidiaries to, do or cause to be done all such acts and things as may be required, to assure and confirm to the Trustee that the Collateral Agent holds, for the benefit of the Holders and the Trustee, duly created, enforceable and perfected Liens as contemplated hereby and by the Security Documents, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. The Company will take, and will cause its Restricted Subsidiaries to take, upon request of the Trustee or Collateral Agent, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Company hereunder, in respect of the Collateral, valid and enforceable perfected first priority Liens on all such Collateral, superior to and prior to the rights of all third parties and subject to no Liens other than the Permitted Liens described in paragraphs (2), (9), (10), (14)(i), (14)(ii) and (21) of the definition thereof.

Certain provisions with respect to enforcement of security interests are set out in each of the Security Documents.

Section 10.02 Collateral Agent.

(a) By its acceptance thereof, the Trustee, also in the name and on behalf of each Holder of Notes, irrevocably appoints the Collateral Agent to act as its agent in connection with this Indenture and the Security Documents and for such purposes irrevocably authorizes the Collateral Agent to take such action and to exercise and carry out all the discretions, authorities, rights, powers and duties as are specifically delegated to the Collateral Agent under this Indenture and the Security Documents, together with such powers and discretions as are incidental thereto.

(b) The Collateral Agent agrees that it will hold the security interests in Collateral created under any Security Documents to which it is a party as contemplated by this Indenture, and any and all proceeds thereof, for the benefit of, among others, itself, the Trustee and the Holders, without limiting the Collateral Agent’s rights including under Section 10.04, to act in preservation of the security interest in the Collateral. The Collateral Agent will take action or refrain from taking action in connection therewith only as directed by the Trustee.

Section 10.03 Release of Collateral and Certain Matters with Respect to Collateral.

(a) Collateral may be released from the Liens and security interests created by the Security Documents at any time or from time to time in accordance with the provisions of the Security Documents and Section 10.06 of this Indenture. In connection therewith, and subject to the terms and conditions of the relevant Security Documents, upon the request of the Company pursuant to an Officer’s Certificate certifying that all conditions precedent hereunder have been met, the Collateral Agent shall, at the expense of the Company, execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents.

(b) So long as no Default or Event of Default has occurred and is continuing, and subject to certain terms and conditions set forth in the Security Documents, the Note Disbursement and Account Agreement and the Escrow Agreement, the Company will be entitled to receive all payments made upon or with respect to the Collateral and to exercise any rights pertaining to the Collateral.

(c) Upon the occurrence and during the continuance of a Default or Event of Default:

(1) all rights of the Company to exercise such rights will cease, and all such rights will become vested in the Collateral Agent, which, to the extent permitted by law, will have the sole right to exercise such rights on behalf of the Trustee and the holders of the Notes; and

(2) all rights of the Company to receive all interest and other payments made upon or with respect to the Collateral will cease and such interest and other payments will be paid to the Collateral Agent for the benefit of the Trustee and the holders of the Notes.

Section 10.04 Authorization of Actions to Be Taken by the Trustee and the Collateral Agent.

Subject to the provisions of Section 6.05, 7.01 and 7.02 and the terms of the Security Documents, the Collateral Agent may, in its sole discretion and shall if so directed by the Trustee (acting on the instruction of Holders holding at least 25% of the aggregate principal amount of the Notes), take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations of the Company hereunder.

The Trustee and/or the Collateral Agent will have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee and/or the Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee and/or the Security Collateral).

Section 10.05 Authorization of Receipt of Funds by the Trustee under the Security Documents.

The Trustee and/or the Collateral Agent is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Security Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 10.06 Termination of Security Interest.

The Trustee shall, at the request and expense of the Company upon having provided the Trustee an Officer’s Certificate (which shall certify, among other things, that all action under the relevant Security Document(s) with respect to the release of the security thereunder has been taken and the release of the Collateral complies with the terms of the relevant Security Document(s)) and Opinion of Counsel certifying compliance with this Section 10.06, execute and deliver a certificate to the Collateral Agent releasing the relevant Collateral or other appropriate instrument evidencing such release (in the form provided by the Company):

(a) upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes;

(b) upon the Legal Defeasance or satisfaction and discharge of the Notes as provided in Sections 8.02 and Article 12 hereof; and

(c) once all amounts in the Notes Accounts have been released or disbursed, as the case may be, in accordance with the terms of the Indenture and the Note Disbursement and Account Agreement and the Escrow Agreement.

Section 10.07 Defaults.

The Collateral Agent shall not be obliged to take any steps to ascertain whether any Default or Event of Default has happened or exists and, until the Collateral Agent shall have received express notice to the contrary from the Trustee, the Collateral Agent shall be entitled to assume that no Default or Event of Default has happened or exists.

Section 10.08 Protections.

The Collateral Agent shall have the protections accorded to it pursuant to Section 7.14.

Section 10.09 Own Participation.

With respect to its own participations in Notes, the Collateral Agent shall have the same rights and powers under and in respect of this Indenture and the Security Documents as though it was not also acting as agent for the Holders of the Notes. The Collateral Agent may, without liability to account, accept deposits from, lend money to and generally engage in any kind of banking or trust business with or for the Company and any Affiliate of the Company as if it were not the agent and trustee for the Holders of the Notes.

Section 10.10 Indemnity.

(a) The Company shall pay to the Collateral Agent from time to time reasonable compensation for its acceptance of this Indenture, the Security Documents and services hereunder and thereunder pursuant to a written fee agreement executed by the Collateral Agent and the Company. The Company shall reimburse the Collateral Agent promptly upon request for all reasonable disbursements, advances and expenses properly incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Collateral Agent’s agents and counsel.

(b) The Company shall indemnify the Collateral Agent against any and all losses, liabilities or expenses incurred by it arising out of, or in connection with, the acceptance or administration of its duties under this Indenture and the Security Documents, including the costs and expenses of enforcing this Indenture against the Company and any Subsidiary Guarantor (including this Section 10.10) and defending itself against any claim (whether asserted by the Company or any Subsidiary Guarantor or any Holder or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its willful misconduct, negligence or bad faith. The Collateral Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Collateral Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Collateral Agent shall cooperate in the defense. The Collateral Agent may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

Section 10.11 Resignation.

Subject to the appointment and acceptance of a successor Collateral Agent as provided below, the Collateral Agent may resign at any time by giving to the Trustee not less than 30 days’ notice of its intention to do so. After giving such notice of resignation to the Trustee, the Collateral Agent shall, after consultation with the Company, appoint any internationally reputable bank or financial institution selected by the Collateral Agent and acceptable to the Company and the Trustee as successor Collateral Agent which is willing and able to act as such agent for the Holders of the Notes. If no such successor Collateral Agent selected by the Collateral Agent shall have accepted such appointment within 30 days after such Collateral Agent’s giving of notice of resignation then the Trustee shall, after consultation with the Company, have the right to appoint such a successor Collateral Agent. Any such appointment shall take effect upon (a) notice thereof being given to the Trustee and the Company and (b) the resigning Collateral Agent having assigned to the successor Collateral Agent any independent rights of the resigning Collateral Agent in its individual capacity under any of this Indenture, the Notes or the Security Documents by an assignment not constituting a novation of debt and to the extent legally possible not having any negative effect on the Security Documents executed in favor of the resigning Collateral Agent, the benefit of which shall be explicitly reserved to the successor Collateral Agent. Thereafter, the resigning Collateral Agent shall be discharged from any further obligation under this Indenture and the Security Documents and its successor and each of the other parties hereto and thereto shall have the same rights and obligations inter se as they would have had if such successor had been a party to this Indenture and the Security Documents in place of the resigning Collateral Agent. The resigning Collateral Agent shall make over to its successor all such records as its successor requires to carry out its duties.

Section 10.12 Removal.

The Company may remove the Collateral Agent if it is adjudged a bankrupt or an insolvent or an order for relief is entered into with respect to the Collateral Agent under any Bankruptcy Law. In this case, a successor Collateral Agent shall be appointed by the Trustee (in consultation with the Company).

Section 10.13 Enforcement Costs.

On the enforcement (whether successful or not) of all or any of the Security Documents, the Collateral Agent shall be entitled to deduct from the proceeds of each enforcement its costs, charges and expenses incurred in connection with such enforcement together with an amount equal to all sums due to the Collateral Agent from the Company.

Section 10.14 Further Action.

The Company shall use its best efforts to take, or cause to be taken, all appropriate action, and to do or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the security over the Collateral as contemplated by the Security Documents, including, without limitation, (i) cooperating in the preparation of any required filings under the Security Documents, (ii) using best efforts to make all required filings, notifications, releases and applications and to obtain licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the grants of security contemplated by this Indenture and the Security Documents and to fulfill the conditions of the Security Documents including, without limitation, delivery of title deeds and all other documents of title relating to the Collateral secured by the Security Documents in the manner as provided for therein, (iii) taking any and all action to perfect the security over the Collateral as contemplated by this Indenture and the Security Documents, (iv) cooperating in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by any Person, in connection with the granting of security over the Collateral, (v) keeping the Trustee and Collateral Agent informed in all material respects of any material communication received by the Company from, or given by them to, any governmental authority or any other Person regarding any matters contemplated by the Security Documents or with respect to the Collateral, and (vi) permitting the Trustee and Collateral Agent to review any material communication given by the Company to any such governmental authority or any other Person.

Notwithstanding any other provision of this Indenture, neither the Trustee nor the Collateral Agent has any responsibility for the validity, perfection, priority or enforceability of any lien, Collateral, Security Documents or other security interest.

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Guarantee.

(a) Each Subsidiary Guarantor hereby jointly and severally, irrevocably and unconditionally guarantees to each Holder and to the Trustee, successors and assigns (1) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under this Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, interest, premium or Additional Amounts, if any, on the Notes and all other monetary obligations of the Company under this Indenture and the Notes and (2) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under this Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). Each Subsidiary Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from each such Subsidiary Guarantor, and that each such Subsidiary Guarantor shall remain bound under this Article 11 notwithstanding any extension or renewal of any Guaranteed Obligation.

(b) Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Guaranteed Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (1) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (2) any extension or renewal of any thereof; (3) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (4) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (5) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; or (6) any change in the ownership of such Subsidiary.

(c) Each Subsidiary Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Subsidiary Guarantors, such that such Subsidiary Guarantor’s obligations would be less than the full amount claimed. Each Subsidiary Guarantor hereby waives any right to which it may be entitled to have the assets of the Company first be used and depleted as payment of the Company’s or such Subsidiary Guarantor’s obligations hereunder prior to any amounts being claimed from or paid by such Subsidiary Guarantor hereunder. Each Subsidiary Guarantor hereby waives any right to which it may be entitled to require that the Company be sued prior to an action being initiated against such Subsidiary Guarantor.

(d) Each Subsidiary Guarantor further agrees that its Note Guarantee herein constitutes a guarantee of payment, performance and compliance when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranteed Obligations.

(e) Except as expressly set forth in Sections 8.02, 11.02 and 11.08, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of any Subsidiary Guarantor or would otherwise operate as a discharge of any Subsidiary Guarantor as a matter of law or equity.

(f) Except as expressly set forth in Sections 8.02, 11.02 and 11.08, each Subsidiary Guarantor agrees that its Note Guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Subsidiary Guarantor further agrees that its Note Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(g) In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against any Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, or to perform or comply with any other Guaranteed Obligation, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (1) the unpaid principal amount of such Guaranteed Obligations, (2) accrued and unpaid interest on such Guaranteed Obligations (but only to the extent not prohibited by law) and (3) all other monetary obligations of the Company to the Holders and the Trustee.

(h) Each Subsidiary Guarantor further agrees that, as between it, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of any Note Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Article 6, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of Section 11.01.

(i) Each Guarantor also agrees to pay any and all costs and expenses (including attorneys’ fees and expenses) incurred by the Trustee in enforcing any rights under Section 11.01.

(j) Upon request of the Trustee, each Subsidiary Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Indenture.

Section 11.02 Limitation on Liability.

Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the Guaranteed Obligations guaranteed hereunder by any Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the applicable Subsidiary Guarantor without rendering the Note Guarantee, as it relates to such Subsidiary Guarantor, voidable under applicable law relating to ultra vires, fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally or other considerations under applicable law.

Section 11.03 Successors and Assigns.

This Article 11 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture and in the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture.

Section 11.04 No Waiver.

Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 11 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 11 at law, in equity, by statute or otherwise.

Section 11.05 Modification.

No modification, amendment or waiver of any provision of this Article 11, nor the consent to any departure by any Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor to any other or further notice or demand in the same, similar or other circumstances.

Section 11.06 Execution of Supplemental Indenture for Future Guarantors.

Each Restricted Subsidiary which is required to become a Subsidiary Guarantor pursuant to Section 4.17 shall promptly execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall become a Subsidiary Guarantor under this Article 11 and shall guarantee the Guaranteed Obligations. Concurrently with the execution and delivery of such supplemental indenture, the Company shall deliver to the Trustee an Opinion of Counsel and an Officer’s Certificate to the effect that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and that, subject to the application of bankruptcy, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws relating to creditors’ rights generally and to the principles of equity, whether considered in a proceeding at law or in equity, the Note Guarantee of such Subsidiary Guarantor is a legal, valid and binding obligation of such Subsidiary Guarantor, enforceable against such Subsidiary Guarantor in accordance with its terms and or to such other matters as the Trustee may reasonably request.

Section 11.07 Non-Impairment.

The failure to endorse a Note Guarantee on any Note shall not affect or impair the validity thereof.

Section 11.08 Release of Guarantees.

(a) Subject to paragraphs (b), (c) and (d), each Note Guarantee, once it becomes due, is a continuing guarantee and shall (i) remain in full force and effect until payment in full of all the Guaranteed Obligations, (ii) be binding upon each Subsidiary Guarantor and its successors and (iii) inure to the benefit of, and be enforceable by, the Trustee, the Holders and their successors, transferees and assigns.

(b) Each Note Guarantee by a Subsidiary Guarantor shall be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under the Note Guarantee, this Indenture and the Security Documents shall be released and discharged:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or, consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Sections 3.09 or 4.15 hereof;

(2) in connection with any sale or other disposition of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Sections 3.09 or 4.15 hereof and such Subsidiary Guarantor ceases to be a Restricted Subsidiary of the Company as a result of such sale or other disposition;

(3) if the Company designates any Restricted Subsidiary that is a Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with Section 4.18 hereof;

(4) upon Legal Defeasance or satisfaction and discharge of the Indenture as provided by Articles 8 and 12 of this Indenture;

(5) upon payment in full of the principal of, premium, if any, and accrued and unpaid interest on, the Notes and all other Obligations that are then due and payable thereunder;

(6) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or a Wholly-Owned Subsidiary Guarantor (or a Wholly-Owned Restricted Subsidiary that becomes a Subsidiary Guarantor concurrently with the transaction) that is the surviving Person in such merger or consolidation, or upon the liquidation of such Subsidiary Guarantor following the transfer of all or substantially all of its assets to the Company or a Wholly-Owned Subsidiary Guarantor (or a Wholly-Owned Restricted Subsidiary that becomes a Subsidiary Guarantor concurrently with the transaction); or

(7) as provided in Sections 9.01 or 9.02 hereof.

(c) In addition, upon an enforcement action under the Senior Secured Credit Facilities or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities resulting in the sale or disposal, directly or indirectly, (a “Designated Subsidiary Guarantor Enforcement Sale”) of (x) all of the shares of Capital Stock of Studio City Entertainment Limited or Studio City Hotels Limited or (y) more than 50% of the voting power of the Capital Stock of (and at least 50% of the economic interests comprised in the Capital Stock of) Studio City Developments (each of Studio City Entertainment Limited, Studio City Hotels Limited and Studio City Developments, the “Designated Subsidiary Guarantors”), the Note Guarantees provided by the applicable Designated Subsidiary Guarantor (and the Note Guarantees provided by the direct parent company or companies of such Designated Subsidiary Guarantor, to the extent such disposal is of the shares of such parent company or companies, as well as the Note Guarantees provided by any Restricted Subsidiary of such Designated Subsidiary Guarantor) will be released by the Collateral Agent at the expense of the Company upon the written instruction of the security agent under the Senior Secured Credit Facilities or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities with no further action or consent provided by or required from the Trustee or the Holders of the Notes if such sale or disposal is conducted:

(1) in accordance with applicable law and for a consideration all or substantially all of which is in the form of cash or Cash Equivalents;

(2) other than where the Sponsor Purchase Right is exercised, pursuant to a Best Price Auction (to the extent possible under applicable law) or a fair value opinion obtained from an internationally recognized investment bank or accounting firm selected by the security agent under the Senior Secured Credit Facilities or any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities that the amount received in connection with such sale is fair from a financial point of view; and

(3) such that concurrently with the completion of such sale or disposal of the Capital Stock of any of the Designated Subsidiary Guarantors (or any direct parent company or companies thereof or any subsidiary of such Designated Subsidiary Guarantors), all Obligations of the relevant company to the Senior Secured Credit Facilities Finance Parties or the analogous parties under any Credit Facility that refinances in whole or in part the Senior Secured Credit Facilities are discharged or released.

All cash and Cash Equivalents not applied to the repayment and discharge of the Senior Secured Credit Facilities (and the payment of related costs) will be treated as “Excess Proceeds” for purposes of Sections 3.09 and 4.10 hereof.

(d) Each Holder hereby authorizes the Trustee to take all actions to effectuate any release in accordance with the provisions of this Section 11.08, subject to customary and reasonably satisfactory protections and indemnifications provided by the Company to the Trustee.

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

This Indenture will be discharged and will cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one (1) year and the Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination of cash in U.S. dollars and non-callable U.S. Government Obligations, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and Additional Amounts, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(3) the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, the Company must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (b) of clause (1) of this Section 12.01, the provisions of Sections 12.02 and 8.06 hereof will survive.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 12.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium and Additional Amounts, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any cash in U.S. dollars or non-callable U.S. Government Obligations in accordance with Section 12.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01 hereof; provided that if the Company has made any payment of principal of, premium or Additional Amounts, if any, or interest on, any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the cash in U.S. dollars or non-callable U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 13

MISCELLANEOUS

Section 13.01 [Intentionally Omitted].

Section 13.02 Notices.

Any notice or communication by the Company or the Trustee to the others is duly given if in writing, in the English language, and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Subsidiary Guarantor:

c/o Melco Crown Entertainment Limited

36th Floor, The Centrium

60 Wyndham Street

Central, Hong Kong

Facsimile No.: +852 2230 9438

Attention: Company Secretary

With a copy to:

Shearman & Sterling

12/F Gloucester Tower

15 Queen’s Road

Central, Hong Kong

Facsimile No.: +852 2978 8000

Attention: Kyungwon Lee

If to the Trustee or Collateral Agent:

DB Trustees (Hong Kong) Limited

Level 52, International Commerce Centre

1 Austin Road West

Kowloon, Hong Kong

Facsimile No.: +852 2203 7320

Attention: The Managing Director

If to the European Registrar:

Deutsche Bank Luxembourg S.A.

2 Boulevard Konrad Adenauer

L-1115 Luxembourg

Facsimile No.: +352 437 136

Attention: Coupon Paying Department

If to the Principal Paying Agent and U.S. Registrar:

Deutsche Bank Trust Company Americas

60 Wall Street

MSNYC 60-2710

New York, New York 10005

Facsimile No.: +1 732 578 4635

Attention: Trust and Agency Services

The Company, any Subsidiary Guarantor, the Trustee, the Collateral Agent and any Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder will be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it will not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it will mail a copy to the Trustee and each Agent at the same time.

Section 13.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate with other Holders with respect to their rights under this Indenture or the Notes.

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee to take any action under this Indenture, the Company shall furnish to the Trustee:

(1) an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture must include:

(1) a statement that the Person making such certificate or opinion has read such covenant or condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or the Subsidiary Guarantors under the Notes, this Indenture, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 13.08 Governing Law.

THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Section 13.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Company in this Indenture and the Notes will bind its successors. All agreements of the Trustee, the Collateral Agent and each Agent in this Indenture will bind their respective successors. All agreements of each Subsidiary Guarantor in this Indenture will bind their respective successors, except as otherwise provided in Section 11.05 hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy will be an original, but all of them together represent the same agreement.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and will in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 Patriot Act

The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act, DB Trustees (Hong Kong) Limited, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with DB Trustees (Hong Kong) Limited or any of its Affiliates. The parties to this Agreement agree that they will provide DB Trustees (Hong Kong) Limited with such information as it may request in order for DB Trustees (Hong Kong) Limited or any of its Affiliates to satisfy the requirements of the USA Patriot Act. The parties agree that DB Trustees (Hong Kong) Limited may take and instruct any delegate to take any action which in their sole discretion considers appropriate so as to comply with any applicable law, regulation, request of a public or regulatory authority or any policy of DB Trustees (Hong Kong) Limited which relates to the prevention of fraud, money laundering, terrorism or other criminal activities or the provision of financial and other services to sanctioned persons or entities. Such action may include but is not limited to the interception and investigation of transactions on the Company’s accounts (particularly those involving the international transfer of funds) including the source of the intended recipient of funds paid into or out of the Company’s accounts. In certain circumstances, such action may delay or prevent the processing of the Company’s instructions, the settlement of transactions over the Company’s accounts or DB Trustees (Hong Kong) Limited’s performance of its obligations under this Agreement, the Notes and the Security Agreements. Where possible, DB Trustees (Hong Kong) Limited will endeavor to notify the Company of the existence of such circumstances. Neither DB Trustees (Hong Kong) Limited nor any delegate will be liable for any loss (whether direct or consequential and including, without limitation, loss of profit or interest) caused in whole or in part by any actions which are taken by DB Trustees (Hong Kong) Limited or any delegate pursuant to this Section 13.14.

Section 13.15 Submission to Jurisdiction; Waiver of Jury Trial

THE COMPANY AND EACH SUBSIDIARY GUARANTOR HEREBY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND STATE COURTS IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE COMPANY AND EACH SUBSIDIARY GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTE GUARANTEES, THE NOTES AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY IN FEDERAL AND STATE COURTS IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK AND IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT OR PROCEEDING IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE OR ANY HOLDER OF THE NOTES TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY IN ANY OTHER JURISDICTION. THE COMPANY AND EACH SUBSIDIARY GUARANTOR IRREVOCABLY APPOINTS LAW DEBENTURE CORPORATE SERVICES INC., 4TH FLOOR, 400 MADISON AVENUE, NEW YORK, NEW YORK, 10017, AS ITS AUTHORIZED AGENT IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK UPON WHICH PROCESS MAY BE SERVED IN ANY SUCH SUIT OR PROCEEDING, AND AGREES THAT SERVICE OF PROCESS UPON SUCH AGENT, AND WRITTEN NOTICE OF SAID SERVICE TO THE COMPANY BY THE PERSON SERVING THE SAME TO THE ADDRESS PROVIDED IN SECTION 13.02, SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON THE COMPANY OR ANY SUBSIDIARY GUARANTOR, AS THE CASE MAY BE, IN ANY SUCH SUIT OR PROCEEDING. THE COMPANY AND EACH SUBSIDIARY GUARANTOR FURTHER AGREES TO TAKE ANY AND ALL ACTION AS MAY BE NECESSARY TO MAINTAIN SUCH DESIGNATION AND APPOINTMENT OF SUCH AGENT IN FULL FORCE AND EFFECT FOR A PERIOD OF NINE YEARS FROM THE DATE OF THIS INDENTURE.

EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS INDENTURE, THE NOTES, THE NOTE GUARANTEES, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION 13.15 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS INDENTURE. IN THE EVENT OF LITIGATION, THIS INDENTURE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

[Signatures on following page]

SIGNATURES

Dated as of             , 2012

STUDIO CITY FINANCE LIMITED

By:
Name:
Title:

STUDIO CITY INVESTMENTS LIMITED

By:
Name:
Title:

STUDIO CITY COMPANY LIMITED

By:
Name:
Title:

STUDIO CITY HOLDING TWO LIMITED

By:
Name:
Title:

STUDIO CITY ENTERTAINMENT LIMITED

By:
Name:
Title:

STUDIO CITY SERVICES LIMITED

By:
Name:
Title:

STUDIO CITY HOTELS LIMITED

By:
Name:
Title:

SCP HOLDINGS LIMITED

By:
Name:
Title:

STUDIO CITY HOSPITALITY AND SERVICES LIMITED

By:
Name:
Title:

SCP ONE LIMITED

By:
Name:
Title:

SCP TWO LIMITED

By:
Name:
Title:

STUDIO CITY DEVELOPMENTS LIMITED

By:
Name:
Title:

DB TRUSTEES (HONG KONG) LIMITED, as Trustee and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Principal Paying Agent, U.S. Registrar and Transfer Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK LUXEMBOURG S.A., as European Registrar

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP:

ISIN:

COMMON CODE:

8.500% Senior Notes due 2020

No.	US$

STUDIO CITY FINANCE LIMITED

Promises to pay to Cede & Co. or its registered assigns, the principal sum of                     [NUMBER IN WORDS] U.S. DOLLARS on December 1, 2020.

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

Dated:             , 20

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by the duly authorized officers referred to below.

Dated:             , 20

STUDIO CITY FINANCE LIMITED, as Company

By:
Name:
Title:

Certificate of Authentication

This is one of the Notes referred to in the within-mentioned Indenture.

Dated:             , 20

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Authentication Agent for the Trustee

By:
Name:
Title:

[Back of Note]

STUDIO CITY FINANCE LIMITED

8.500% Senior Notes due 2020

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. Studio City Finance Limited, a BVI business company with limited liability incorporated under the laws of the British Virgin Islands (the “Company”), promises to pay interest on the principal amount of this Note at 8.500% per annum from             , 20    until maturity. The Company will pay interest and Additional Amounts, if any, semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be             , 20    . The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Amounts (without regard to any applicable grace period) at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

(2) METHOD OF PAYMENT. The Company will pay interest on the Notes (except defaulted interest) and Additional Amounts, if any, to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes will be payable as to principal, premium, and Additional Amounts, if any, and interest at the office or agency of the Company maintained for such purpose within or without the City and State of New York, or, at the option of the Company, payment of interest and Additional Amounts, if any, may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal of and interest, premium and Additional Amounts, if any, on, all Global Notes and all other Notes, the Holders of which will have provided wire transfer instructions to the Company or the Paying Agent, and shall so notify the Trustee and each Paying Agent thereof. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) PAYING AGENT AND REGISTRAR. Initially, Deutsche Bank Trust Company Americas will act as Paying Agent and U.S. Registrar and Deutsche Bank Luxembourg S.A. will act as European Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of November 26, 2012 (the “Indenture”) among the Company, each Subsidiary Guarantor, the Trustee, the Collateral Agent, the Paying Agent and U.S. Registrar and the European Registrar. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured by the Notes Accounts and the Intercompany Note Proceeds Loan pursuant to the Security Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder.

(5) OPTIONAL REDEMPTION.

(a) Except as set forth in subparagraphs (b) and (c) of this Paragraph 5, the Company will not have the option to redeem the Notes prior to December 1, 2015. On or after December 1, 2015, the Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Amounts, if any, on the Notes redeemed to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below, subject to the rights of Holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	106.375%
2016	104.250%
2017	102.125%
2018 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to December 1, 2015, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture at a redemption price equal to 108.500% of the principal amount thereof, plus accrued and unpaid interest and Additional Amounts, if any, to the redemption date (subject to the rights of the Holders on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of one or more Equity Offerings; provided that at least 65% in aggregate principal amount of the Notes originally issued under the Indenture (excluding Notes held by the Company and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption and that such redemption occurs within 45 days of the date of the closing of such Equity Offering.

(c) At any time prior to December 1, 2015, the Company may also redeem all or a part of the Notes, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Amounts, if any, to the date of redemption, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

(d) The Notes may also be redeemed in the circumstances described in Section 3.10 and 3.11 of the Indenture.

(6) MANDATORY REDEMPTION. Other than the Special Mandatory Note Proceeds Redemption and the Special Mandatory Escrow Redemption (each described in the Indenture), the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(7) REPURCHASE AT THE OPTION OF HOLDER. The Notes may be subject to a Change of Control Offer or an Asset Sale Offer, as further described in Sections 3.09, 4.10 and 4.15 of the Indenture.

(8) NOTICE OF REDEMPTION. Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction or discharge of the Indenture. Notes in denominations larger than US$250,000 may be redeemed in part but only in integral multiples of US$1,000 provided that the unredeemed part has a minimum denomination of US$250,000, unless all of the Notes held by a Holder are to be redeemed.

(9) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in denominations of US$250,000 and integral multiples of US$1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(10) PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

(11) AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Notes, the Note Guarantees, the Security Documents or the Intercompany Note Proceeds Loan may be amended as set forth in the Indenture.

(12) DEFAULTS AND REMEDIES. The events listed in Section 6.01 of the Indenture shall constitute “Events of Default” for the purpose of this Note.

(13) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(14) NO RECOURSE AGAINST OTHERS. A director, officer, employee, incorporator or stockholder of the Company, as such, will not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

(15) AUTHENTICATION. This Note will not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(16) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(17) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(18) GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE INDENTURE AND THIS NOTE WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Studio City Finance Limited

36th Floor, The Centrium

60 Wyndham Street

Central

Hong Kong

Attention: Company Secretary

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                             to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the appropriate box below:

☐ Section 4.10                         ☐ Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.10 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

US$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amountof this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[Company address block]

[Registrar address block]

Re: 8.500% Senior Notes due 2020 of Studio City Finance Limited

Reference is hereby made to the Indenture, dated as of November 26, 2012 (the “Indenture”), among Studio City Finance Limited, as issuer (the “Company”), each Subsidiary Guarantor and DB Trustees (Hong Kong) Limited, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of US$            in such Note[s] or interests (the “Transfer”), to                     (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A that is also a “qualified purchaser” as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”), and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Note or of an Unrestricted Definitive Note.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act or the Company’s exemption under Section 3(c)(7) of the Investment Company Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act or the Company’s exemption under Section 3(c)(7) of the Investment Company Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act or the Company’s exemption under Section 3(c)(7) of the Investment Company Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ Unrestricted Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[Company address block]

[Registrar address block]

Re: 8.500% Senior Notes due 2020 of Studio City Finance Limited

(CUSIP                     )

Reference is hereby made to the Indenture, dated as of November 26, 2020 (the “Indenture”), among Studio City Finance Limited, as issuer (the “Company”), each Subsidiary Guarantor and DB Trustees (Hong Kong) Limited, as trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                    , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of US$            in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in a Restricted Global Note for Unrestricted Definitive Notes or Beneficial Interests in an Unrestricted Global Note

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to beneficial interest in an Unrestricted Global Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act or the Company’s exemption under Section 3(c)(7) of the Investment Company Act of 1940, as amended (the “Investment Company Act”) and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Unrestricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act or the Company’s exemption under Section 3(c)(7) of the Investment Company Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

C-1

(c) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in an Unrestricted Global Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act or the Company’s exemption under Section 3(c)(7) of the Investment Company Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Note to Unrestricted Definitive Note. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act or the Company’s exemption under Section 3(c)(7) of the Investment Company Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture, the Securities Act and the Investment Company Act.

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ 144A Global Note, ☐ Regulation S Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture, the Securities Act and the Investment Company Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2

EXHIBIT D

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of                     , among [name of New Guarantor[s]] (the “New Guarantor”), Studio City Finance Limited, a BVI business company with limited liability incorporated under the laws of British Virgin Islands (the “Company”), DB Trustees (Hong Kong) Limited, as Trustee (in such role, the “Trustee”) and Collateral Agent, Deutsche Bank Trust Company Americas, as Principal Paying Agent, U.S. Registrar and Transfer Agent, and Deutsche Bank Luxembourg S.A., as European Registrar.

WITNESSETH:

WHEREAS the Company, the Trustee and each of the parties described above are parties to an Indenture, dated as of November 26, 2012, as amended (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of the Company’s 8.500% Senior Secured Notes due 2020;

WHEREAS, pursuant to Section 9.03 of the Indenture, each New Guarantor is required to execute a supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the Trustee and the other parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Definitions. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. Pursuant to, and subject to the provisions of, Article 11 of the Indenture, [each][the] New Guarantor (which term includes each other New Guarantor that hereinafter guarantees the Notes pursuant to the terms of the Indenture) hereby unconditionally and irrevocably guarantees, jointly and severally with each other New Guarantor and all Subsidiary Guarantors, to each Holder and to the Trustee and their successors and assigns to the extent set forth in the Indenture and subject to the provisions thereof (a) the full and punctual payment when due, whether at Stated Maturity, by acceleration, by redemption or otherwise, of all obligations of the Company under the Indenture (including obligations to the Trustee) and the Notes, whether for payment of principal of, or interest, premium, if any, on, the Notes and all other monetary obligations of the Company under the Indenture and the Notes and (b) the full and punctual performance within applicable grace periods of all other obligations of the Company whether for fees, expenses, indemnification or otherwise under the Indenture and the Notes (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”). [Each][The] New Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from such New Guarantor and that such New Guarantor[s] will remain bound under Article 11 of the Indenture, notwithstanding any extension or renewal of any Guaranteed Obligation.

The Guaranteed Obligations of [each][the] New Guarantor to the Holders of Notes and to the Trustee pursuant to the Indenture as supplemented hereby, are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

[Relevant limitations imposed by local law analogous to Section 11.02 of the Indenture to be inserted, if and as applicable].

3. Ratification of Indenture: Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and each Holder, by accepting the Notes whether heretofore or hereafter authenticated and delivered (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee, on behalf of such Holder, to take such action as may be necessary or appropriate to effectuate the subordination as provided in the Indenture and (c) appoints the Trustee attorney-in-fact of such Holder for such purpose; provided, however, that [the][each] New Guarantor and each Subsidiary Guarantor shall be released from all its obligations with respect to this Guarantee in accordance with the terms of the Indenture, including Section 11.08 of the Indenture and upon any defeasance of the Notes in accordance with Article 8 of the Indenture.

4. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture. The recitals of fact contained herein shall be treated as statements of the other parties hereto and not the Trustee.

6. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF NEW GUARANTOR], as New Guarantor,

By:
Name:
Title:

STUDIO CITY FINANCE LIMITED, as Company

By:
Name:
Title:

DB TRUSTEES (HONG KONG) LIMITED, as Trustee and Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Principal Paying Agent, U.S. Registrar and Transfer Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK LUXEMBOURG S.A., as European Registrar

By:
Name:
Title:

By:
Name:
Title:

D-4